Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
AMONG
THE VITA COCO COMPANY, INC.,
PINKCO INC.,
COPRA INC.,
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC
JULY 22, 2026

Exhibits
A    Certain Definitions
B    Sample Working Capital Statement
C    Definition of Gross Profit
D    Consideration Spreadsheet

2

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is entered into as of July 22, 2026, among: The Vita Coco Company, Inc., a Delaware public benefit corporation (“Parent”); Pinkco Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Copra Inc., a Delaware corporation (the “Company”); and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholder Representative. Certain capitalized terms used in this Agreement are defined in EXHIBIT A.
Recitals
A.    Parent, Merger Sub, and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned Subsidiary of Parent.
B.    The respective boards of directors of Parent and Merger Sub have (i) determined that the Merger is in the best interest of Parent, Merger Sub, and their respective stockholders and declared it advisable to enter into this Agreement and the Merger, upon the terms and conditions provided herein, and (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.
C.    The board of directors of the Company (the “Company Board”) has (i) determined that the Merger is in the best interest of the Company and the Company Stockholders and declared it advisable to enter into this Agreement and the Merger, upon the terms and conditions provided herein, (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Company Stockholders, in each case, in accordance with the DGCL.
D.    Prior to the execution of this Agreement, (1) the Company Board and the Required Stockholders approved and adopted an amendment to the Company’s Certificate of Incorporation, and (2) the Company Board and the Required Stockholders have taken such other actions as are necessary to effect the transactions contemplated by this Agreement, as set forth in the Consideration Spreadsheet.
E.    Parent, as the sole stockholder of Merger Sub, has considered this Agreement and, concurrently with the execution and delivery hereof, will deliver a written consent adopting this Agreement (the “Merger Sub Stockholder Consent”).
F.    Concurrently with the execution and delivery of this Agreement, the Required Stockholders will adopt this Agreement and approve the consummation of the transactions contemplated by this Agreement and the Related Agreements in accordance with the Company’s Certificate of Incorporation and the DGCL.

G.    Concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to Parent’s willingness to enter into this Agreement, each of the Management Effective Time Holders has entered into a Joinder Agreement containing restrictive covenants satisfactory to Parent (the “Management Joinder Agreements”).
For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:
Agreement
1.Description of Transaction.
1.1Merger of Merger Sub into the Company.
(a)Upon the terms and subject to the provisions set forth in this Agreement, at the Effective Time (as defined in Section 1.2(b)), Merger Sub will be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).
(b)The Merger will have the effects set forth in this Agreement and in the applicable provisions of the DGCL. The certificate of incorporation of the Surviving Corporation will be amended and restated as of the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately before the Effective Time (except that all references to the name of Merger Sub therein will be changed to references to “Copra Inc.”), and the bylaws of the Surviving Corporation will be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately before the Effective Time (except that all references to Merger Sub in the bylaws of the Surviving Corporation will be changed to references to “Copra Inc.”). The directors and officers of the Surviving Corporation immediately after the Effective Time will be those individuals designated by Parent in its sole discretion.
1.2Closing; Effective Time.
(a)The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place concurrently with the execution and delivery of this Agreement and will be conducted remotely via the electronic exchange of documents and signatures, or on such other date and time as mutually agreed upon by Parent and the Company. The date on which the Closing is held is herein referred to as the “Closing Date.”
(b)Subject to the terms of this Agreement, at the Closing, the parties will (i) cause a certificate of merger complying with the applicable provisions of the DGCL (the “Merger Certificate”), in a form agreed upon by the parties, to be filed with the Secretary of State of the State of Delaware and (ii) make any other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at the time of the filing of the Merger Certificate with the Secretary of State of the State of Delaware or at such later time that the parties hereto have agreed to and specified in the Merger Certificate (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
(c)At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, or any Company Stockholder:
(i)except as provided in clauses (iii) and (iv) below, each share of Company Capital Stock outstanding immediately before the Effective Time that is not a Dissenting Share (with each share of Company Preferred Stock being treated on an as-

converted to Company Common Stock basis) will be cancelled and automatically converted into the right to receive (without interest and subject to any applicable Tax withholding) the applicable Closing Per Share Consideration payable in respect of such share, in accordance with and subject to the terms of this Agreement, including the Consideration Spreadsheet; provided, however, that:
(1)holders of Company Preferred Stock will receive their applicable Closing Per Share Consideration and any Earnout Per Share Consideration entirely in cash and will not be entitled to receive any Closing Stock Consideration or Earnout Stock Consideration; and
(2)holders of Company Common Stock will receive their applicable Closing Per Share Consideration in cash and, if such holder is an Eligible Recipient, in Closing Stock Consideration, and shall also be entitled to receive the applicable Earnout Per Share Consideration (including in Earnout Stock Consideration if such holder is an Eligible Recipient), in each case in accordance with and subject to the terms of this Agreement, including the Consideration Spreadsheet;
(ii)each share of the common stock, $0.0001 par value, of Merger Sub outstanding immediately before the Effective Time will be converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and such shares, as converted, will constitute the only outstanding shares of capital stock of the Surviving Corporation;
(iii)each share of Company Capital Stock held by the Company (or held in the Company’s treasury) immediately before the Effective Time will be cancelled and retired and will cease to exist and no consideration will be delivered in exchange therefor; and
(iv)each share of Company Capital Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately before the Effective Time, will be cancelled and retired and will cease to exist and no consideration will be delivered in exchange therefor.
(d)Treatment of Company Options. Immediately prior to (and conditioned upon) the Effective Time, each Company Option that is outstanding and unvested shall automatically accelerate and become fully vested and exercisable, such that all Company Options shall be treated as Vested Options for purposes of this Section 1.2(d). Each Company Option or portion thereof that, after giving effect to such acceleration, is vested, outstanding, and exercisable immediately before the Effective Time (each, a “Vested Option”) will be cancelled and, upon the cancellation of such Vested Option, will, pursuant to an option termination agreement (the “Option Termination Agreement”) duly executed by the applicable Company Optionholder (which Option Termination Agreement shall include a general release of claims by the applicable optionholder in favor of the Company, Parent, and their respective Affiliates and Representatives), be converted into the right to receive, without interest and subject to any applicable Tax withholding, an amount of cash (rounded down to the nearest whole cent after aggregation of all amounts payable in respect of all Vested Options held by a Company Optionholder), equal to (A) the product of (1) the number of shares of Company Common Stock into which such Vested Option is exercisable and (2) the Closing Per Share Consideration, minus (B) the aggregate exercise price of such Vested Option, in accordance with and subject to the terms of this Agreement, including the Consideration Spreadsheet. The parties acknowledge that, as of the date of this Agreement, all outstanding Company Options are in-the-money (i.e., have an exercise price less than the Closing Per Share Consideration). The aggregate amount paid or payable in respect of the cancellation of the Vested Options as set forth in this Section 1.2(d) is referred to in this Agreement as the “Vested Option Consideration.” For the avoidance of doubt, as and when the Vested Option Consideration becomes payable to holders of Employee Options, such amounts will be delivered by Parent to the Surviving Corporation, or its Subsidiary, as applicable, for payroll processing, and the Surviving Corporation, or its

Subsidiary, as applicable, will disburse such payments, net of applicable Tax withholding, to the former holders of such Employee Options through its standard payroll procedures (provided that disbursement of the aggregate amount of Estimated Closing Cash Consideration payable in respect of all Employee Options will occur no later than the later of five (5) Business Days following the Closing Date and the date of the first regular payroll cycle of the Surviving Corporation following the Closing Date, and the disbursement of any Future Payment in respect of Employee Options will occur no later than the second regular payroll cycle of the Surviving Corporation, or its Subsidiary, as applicable, following the date on which such Future Payment becomes due).
1.3Withholding. Each of Parent, the Surviving Corporation and its Subsidiary, the Escrow Agent, and the Paying Agent will be entitled to withhold from any consideration payable pursuant to this Agreement or the Escrow Agreement such amounts as are required to be deducted and withheld from such consideration under the Code or any provision of other applicable Tax Law. Parent, the Surviving Corporation and the Surviving Corporation’s Subsidiary will take all action that may be necessary to ensure that any such amounts so withheld by them are promptly and properly remitted to the appropriate Governmental Body. To the extent that amounts are so withheld and properly paid over to the applicable Governmental Body, such withheld and paid over amounts will be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made. Parent will use commercially reasonable efforts to provide the payee with notice of such intention to withhold at least five (5) Business Days before such payment and will cooperate with the payee and use commercially reasonable efforts to reduce or eliminate any such deduction and withholding to the extent permitted by applicable Tax Law, except to the extent such deduction or withholding is related to the failure of the intended recipient to provide the certification required by Section 5.1(b) or relates to payments in respect of Employee Options.
1.4Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock held by a holder who has (a) not voted in favor of adoption of this Agreement and (b) made a proper demand for, and perfected, appraisal of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into or represent the right to receive the consideration in accordance with Section 1.2(c)(i), but will be entitled only to the rights granted by the DGCL to a holder of Dissenting Shares until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s rights to appraisal under the DGCL. At the Effective Time, all Dissenting Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of Dissenting Shares will cease to have any rights regarding such Dissenting Shares, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any Dissenting Shares will lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares will automatically be converted into and will represent only the right to receive the consideration in accordance with Section 1.2(c)(i), without interest thereon, and payment of the portion of the Closing Consideration payable therefor will be made promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock in accordance with Section 1.6. The Company will give Parent prompt notice of any written demand received by the Company before the Effective Time that relates to any such demand for payment. The Company will not make any payment or settlement offer before the Effective Time regarding any such demand without the prior written consent of Parent and will give Parent the opportunity to participate in all negotiations and proceedings that take place before the Effective Time regarding demands for payment under the DGCL.
1.5Payment of Closing Consideration; Deposit of Escrow Amount; Deposit of Securityholder Representative Reserve.
(a)On the Closing Date, as soon as reasonably practicable following the Closing, Parent will pay or cause to be paid to Acquiom Financial LLC, a Colorado limited liability company in its capacity as the paying agent (the “Paying Agent”), by wire transfer thereof to an account specified by the Paying Agent, (i) cash sufficient to pay the aggregate cash portion of the Closing Per Share Consideration payable in respect of all shares of Company Capital Stock (other than Dissenting Shares) and (ii) the aggregate consideration payable in respect of Non-Employee Options pursuant to Section 1.2(d) (the sum of clauses (i) and (ii), the “Closing Cash Payment Amount”). Concurrently, on the Closing Date, as soon as reasonably practicable following the Closing, Parent will deposit, or cause to be deposited, with American Stock Transfer & Trust Company, LLC, in its capacity as transfer agent for Parent Common Stock (the “Transfer Agent”), for the benefit of holders of shares of Company Common Stock that are Eligible Recipients pursuant to Section 1.2(c)(i) (other than Dissenting Shares), the number of shares of Parent Common Stock sufficient to pay the aggregate Closing Stock Consideration issuable in respect of all such shares, which shares shall be deposited by the Transfer Agent via book-entry data entry to the brokerage account or other eligible account specified in the applicable Letter of Transmittal delivered by each such Eligible Recipient at or following the Closing (the aggregate Closing Cash Payment Amount together with the aggregate Closing Stock Consideration so deposited, the “Closing Payment Amount”). It will be the responsibility of the Paying Agent to distribute the cash portion of the Closing Payment Amount among the holders of Company Capital Stock and holders of Non-Employee Options in accordance with the Consideration Spreadsheet and the provisions of Section 1.6, and it will be the responsibility of the Transfer Agent to deposit the stock portion of the Closing Payment Amount to each Eligible Recipient in accordance with the Consideration Spreadsheet and the applicable Letter of Transmittal. Parent will be responsible for the fees of the Paying Agent and the Transfer Agent.
(b)On the Closing Date, as soon as reasonably practicable following the Closing, Parent will pay or cause to be paid to the Surviving Corporation, or its Subsidiary, as applicable, cash sufficient to pay the aggregate consideration payable in respect of Employee Options pursuant to Section 1.2(d) (the “Closing Employee Option Payment Amount”). It will be the responsibility of the Surviving Corporation, or its Subsidiary, as applicable, to distribute the Closing Employee Option Payment Amount among the holders of Employee Options in accordance with the Consideration Spreadsheet and the provisions of Section 1.2(d).
(c)On the Closing Date, as soon as reasonably practicable following the Closing, Parent will deposit, or cause to be deposited, the Escrow Amount with the Escrow Agent as a contribution to the Escrow Fund. The Escrow Fund will be maintained solely for the purpose of satisfying any post-Closing adjustment obligations of the Effective Time Holders pursuant to Section 1.9, in accordance with the terms set forth in this Agreement and the Escrow Agreement. For the avoidance of doubt, the Escrow Fund is the only escrow established under this Agreement, and no portion of the Escrow Fund or any other escrow will be available to satisfy any indemnification obligations or any other claims of Parent or any Indemnified Party, other than post-Closing adjustment obligations pursuant to Section 1.9.
(d)On the Closing Date, as soon as reasonably practicable following the Closing, Parent will deposit, or cause to be deposited, the Securityholder Representative Reserve with the Securityholder Representative. The Securityholder Representative Reserve will be held by the Securityholder Representative in a segregated client account and will be used for the purposes of paying directly or reimbursing the Securityholder Representative for any Representative Losses incurred pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Securityholder Representative Engagement Agreement, or any other agreement ancillary hereto or thereto.
(e)On the Closing Date, as soon as reasonably practicable following the Closing, Parent will pay, or cause to be paid, the Company Transaction Expenses and outstanding Indebtedness in accordance with the applicable payment instructions; provided that the amounts for payment of any Company Transaction Expenses regarding which the Surviving Corporation, or its Subsidiary, as applicable, is required to deduct, withhold or collect payroll or employment Taxes will be delivered by Parent to the Surviving Corporation, or its Subsidiary, as

applicable, for payroll processing and the Surviving Corporation, or its Subsidiary, as applicable, will disburse such amounts (net of applicable Tax withholding) to the applicable payees.
1.6Surrender of Certificates.
(a)General. In connection with the Closing, Parent and the Securityholder Representative will enter into a paying agent agreement (the “Paying Agent Agreement”) and Parent will cause the Paying Agent to set up the Paying Agent’s electronic platform and to send an email to the holders of Company Capital Stock and Non-Employee Options (in each case, at the email address for such Person set forth in the Consideration Spreadsheet): (i) to invite such Person to register and log into the Paying Agent’s electronic platform to complete electronically a letter of transmittal (a “Letter of Transmittal”), and (ii) to provide instructions for use in effecting the surrender of certificates previously representing shares of Company Capital Stock (each, a “Company Stock Certificate”) or Non-Employee Options, in exchange for payment of their respective portion of the Closing Payment Amount. Upon surrender of one (1) or more Company Stock Certificates or Non-Employee Options to the Paying Agent for exchange, together with a duly executed Letter of Transmittal and any applicable tax form as the Paying Agent may reasonably require, Parent will, following the Effective Time, cause the Paying Agent to pay to the holder of such Company Stock Certificate(s) or Non-Employee Options the portion of the Closing Payment Amount that such holder has the right to receive pursuant to Section 1.2(c)(i) or 1.2(d), as applicable. Until surrendered as contemplated by this Section 1.6, each share represented by a Company Stock Certificate and each Non-Employee Option will be deemed, from and after the Effective Time, to represent only the right to receive the consideration in respect of such share pursuant to Section 1.2(c)(i) or 1.2(d), as applicable.
(b)Transfer Books; No Further Ownership Rights in Company Capital Stock. The right to receive the applicable portion of the Closing Payment Amount in accordance with the terms of this Section 1 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Company Stock Certificates or the Non-Employee Options, as applicable, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the stock transfer books or option transfer books, as applicable, of the Surviving Corporation of the shares of Company Capital Stock or Non-Employee Options, as applicable, that were outstanding immediately before the Effective Time. If, at any time after the Effective Time, Company Stock Certificates or Non-Employee Options, as applicable, are presented to Parent or the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Section 1.
(c)Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate has been lost, stolen or destroyed, Paying Agent and Parent may, in their discretion and as a condition precedent to the payment of any portion of any consideration payable with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit of loss reasonably acceptable to Parent and the Company with respect to such Company Stock Certificate and require such owner to indemnify the Paying Agent and Parent against any claim that may be made against the Paying Agent or Parent with respect to the Company Stock Certificate alleged to have been lost, stolen or destroyed (but, for the avoidance of doubt, will not require the posting of a bond).
(d)Unclaimed Funds. Any portion of the Closing Payment Amount deposited with the Paying Agent that remains unclaimed by the holders of Company Capital Stock or Non-Employee Options one (1) year after the Effective Time will be returned to Parent, upon demand, and any such holder of Company Capital Stock or Non-Employee Option as of immediately before the Effective Time who has not exchanged such Company Capital Stock or Non-Employee Option, as applicable, for the applicable portion of the Closing Payment Amount in accordance with this Section 1.6 before that time will thereafter look only to Parent and the Surviving Corporation for payment of the applicable portion of the Closing Payment Amount in respect of such Company Capital Stock or Non-Employee Option without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Merger Sub, the Surviving Corporation, the Paying Agent or any other Person will be liable to any holders of Company Capital Stock or Non-Employee Options for any cash delivered to a public official pursuant to any abandoned property, escheat or similar Laws.
(e)Rights as Equityholders. At and after the Effective Time, (a) each Effective Time Holder shall cease to have any rights as an equityholder of the Company, except as otherwise required by applicable Law and except for the right of each Effective Time Holder to receive its pro rata portion of the Closing Per Share Consideration or Earnout Per Share Consideration, as applicable, to which such Effective Time Holder is entitled pursuant to this Agreement in the manner and at the times set forth herein and (b) no transfer of any shares of capital stock by any Effective Time Holder shall be made on the transfer books of the Surviving Corporation.
1.7Consideration Spreadsheet. The Company will prepare and deliver to Parent, prior to the date of this Agreement, a draft spreadsheet (the “Draft Consideration Spreadsheet”), which will set forth, in reasonable detail, the Company’s good faith estimate of all of the following information, as of the anticipated Closing Date: (a) the names of all of the Effective Time Holders and their respective addresses (if available) and email addresses of record; (b) with respect to each Effective Time Holder, the number and class or series of shares of Company Capital Stock or Company Options held by such Effective Time Holder as of immediately before the Effective Time (and, with respect to holders of Company Preferred Stock, the number of shares of Company Common Stock into which such shares are convertible); (c) the portion of the Estimated Closing Cash Consideration payable to each Effective Time Holder (before any applicable Tax withholding), both in the aggregate and divided into the portion payable in respect of such Effective Time Holder’s shares of Company Capital Stock (on an as-converted to Company Common Stock basis), the portion payable in respect of such Effective Time Holder’s Employee Options, and the portion payable in respect of such Effective Time Holder’s Non-Employee Options; (d) the portion of any Earnout Per Share Consideration payable to each Effective Time Holder; (e) the portion of the Closing Stock Consideration issuable to each Effective Time Holder who is an Eligible Recipient holding Company Common Stock, both in the aggregate and divided into the portion issuable in respect of such Effective Time Holder’s shares of Company Common Stock, and the portion of the Earnout Stock Consideration issuable to each such Effective Time Holder; (f) whether (but not the amount of) Tax withholding on compensatory payments triggered solely by the transactions contemplated by this Agreement is required (assuming, for this purpose, that each payee duly provides an IRS Form W-9 or appropriate IRS Form W-8, as applicable); (g) the Aggregate Option Exercise Amount; (h) the Pro Rata Portion of each Effective Time Holder as of the Closing; (i) the name, amount, and wiring instructions regarding any Company Transaction Expenses and Indebtedness to be paid by Parent on behalf of the Company on the Closing Date (provided, that wiring instructions will not be required for those payees that will be paid through the Surviving Corporation’s payroll system); and (j) for the Eligible Holders, such additional information requested by the Company’s transfer agent for the issuance of Closing Stock Consideration, as provided by the Parent to the Company prior to the date of this Agreement. Prior to the Closing, Company will deliver to Parent the final version of the Draft Consideration Spreadsheet (the “Consideration Spreadsheet”), which will be dated as of the Closing Date and appended to this Agreement as EXHIBIT D. Parent shall be entitled to rely upon the Consideration Spreadsheet, and in no event will Parent, Merger Sub or any of their Affiliates (including, following the Effective Time, the Surviving Corporation) have any Liability to any Effective Time Holder or other Person on account of payments made in accordance with the terms of this Agreement as set forth in the Consideration Spreadsheet (including, without limitation, payments made in accordance with this Agreement under Section 1.11).
1.8Calculation of Closing Cash Consideration. Prior to the date of this Agreement, the Company will deliver to Parent a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate (including all calculations in reasonable detail) of (a) the amount of Closing Date Cash, (b) the amount of Indebtedness of the Company and its Subsidiary as of immediately before the Closing, (c) the amount of Company Transaction Expenses, (d) the amount of Closing Net Working Capital (and the related Net Working Capital Excess or Net Working Capital Shortfall, as applicable), which will be calculated in accordance with the Accounting Principles, and (e) a statement setting forth the determination of the resulting estimated Closing Cash Consideration (the “Estimated Closing Cash Consideration”). The Estimated Closing Statement will be prepared in accordance with the terms of this Agreement and to the extent applicable, the Accounting Principles.
1.9Post-Closing Adjustment.
(a)Within ninety (90) days after the Closing Date, Parent will deliver to the Securityholder Representative a statement (the “Post-Closing Statement”) setting forth Parent’s determination (including all calculations in reasonable detail) of (i) the amount of Closing Date Cash, (ii) the amount of Indebtedness of the Company and its Subsidiary as of immediately before the Closing, (iii) the amount of Company Transaction Expenses, (iv) the amount of Closing Net Working Capital (and the related Net Working Capital Excess or Net Working Capital Shortfall, as applicable), which will be calculated in accordance with the Accounting Principles, and (v) a statement setting forth the determination of the resulting Closing Consideration. If Parent does not deliver the Post-Closing Statement to the Securityholder Representative within ninety (90) days after the Closing Date, then the Securityholder Representative will have the right, at its election, to either (A) determine that the Estimated Closing Statement will be deemed to be the Post-Closing Statement in accordance with this Section 1.9, and such determination will be binding on Parent, with Parent having no further rights to objection or to require adjustments thereto, or (B) require Parent to deliver the Post-Closing Statement within ten (10) days of the Securityholder Representative’s demand therefor. The Post-Closing Statement will be prepared in accordance with the terms of this Agreement and to the extent applicable, the Accounting Principles.
(b)During the thirty (30)-day period following delivery of the Post-Closing Statement to the Securityholder Representative, Parent will, and will cause its Representatives to, use commercially reasonable efforts to cooperate with the Securityholder Representative and its Representatives to provide them with information used in preparing the Post-Closing Statement reasonably requested by the Securityholder Representative and its Representatives including, upon reasonable advance notice, reasonable access during normal business hours to relevant personnel and records of Parent and the Company to enable the Securityholder Representative and its Representatives to review Parent’s calculation and preparation of the Post-Closing Statement. The Post-Closing Statement will become final and binding at the end of the thirtieth (30th) day following delivery thereof, unless before the end of such period, the Securityholder Representative delivers to Parent written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. The Securityholder Representative (on behalf of the Effective Time Holders) will be deemed to have agreed with all items and amounts in the Post-Closing Statement not specifically referenced in the Notice of Disagreement, and such items and amounts will not be subject to review under this Section 1.9 and will be final and binding on Parent, the Securityholder Representative, and the Effective Time Holders for all purposes under this Agreement.
(c)During the fifteen (15)-day period following delivery of a Notice of Disagreement by the Securityholder Representative to Parent, the parties will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified therein. During such fifteen (15)-day period, the Securityholder Representative will cause its Representatives to cooperate with Parent and its Representatives to provide them with information used in the preparation of such Notice of Disagreement reasonably requested by Parent or its Representatives, including, upon reasonable advance notice, reasonable access during normal business hours to relevant personnel and records of the Securityholder Representative and its Representatives. Any disputed items resolved in writing between the Securityholder Representative and Parent within such fifteen (15)-day period will be final and binding with respect to such items, and if the Securityholder Representative and Parent agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined will be final and binding on Parent, the Securityholder Representative, and the Effective Time Holders for all purposes hereunder.
(d)If the Securityholder Representative and Parent have not resolved all such differences by the end of such fifteen (15)-day period (or such later period if extended in a writing signed by the Securityholder Representative and Parent), the Securityholder Representative and Parent will submit, in writing, to the dispute resolution group, having no conflict of interest, of a nationally recognized public accounting firm or dispute resolution organization agreed upon in writing by the Securityholder Representative and Parent (each acting reasonably) (the “Independent Expert”) their briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Independent Expert will make a written determination as to each such disputed item and the amount so disputed (in each case, if and to the extent disputed), which determination will be final and binding on Parent, the Securityholder Representative, and the Effective Time Holders for all purposes hereunder. The Independent Expert’s determination of the Closing Net Working Capital, and each of the components thereof, will be determined in accordance with the Accounting Principles. The Independent Expert will be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 1.9, which resolution will be between the amount of such disputed item as proposed by Parent in the Post-Closing Statement and the amount of such disputed item as proposed by the Securityholder Representative in the Notice of Disagreement. The determination of the Independent Expert will be accompanied by a certificate of the Independent Expert that it reached such determination in accordance with the provisions of this Section 1.9. The Securityholder Representative and Parent will use their commercially reasonable efforts to cause the Independent Expert to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. Judgment may be entered upon the written determination of the Independent Expert in any competent court. Notwithstanding anything to the contrary in this Agreement, the costs of any dispute resolution pursuant to this subsection, including the fees and expenses of the Independent Expert and of any enforcement of the determination thereof, will be borne by Parent and the Securityholder Representative (on behalf of the Effective Time Holders) in inverse proportion as they may prevail on the matters resolved by the Independent Expert, which proportionate allocation will be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and will be determined by the Independent Expert at the time the determination of such firm is rendered on the merits of the matters submitted (for example, if the total amount of the disputed items as originally submitted to the Independent Expert equals $1,000 and the Independent Expert awards $600 in favor of the Securityholder Representative’s position, sixty percent (60%) of the fees and expenses of the Independent Expert would be borne by Parent and forty percent (40%) of the fees and expenses of the Independent Expert would be borne by the Securityholder Representative (on behalf of the Effective Time Holders)). The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, will be borne by such party (in the case of the Securityholder Representative, on behalf of the Effective Time Holders).
(e)For purposes of this Agreement, “Final Closing Cash Consideration” means the Closing Cash Consideration, as finally determined in accordance with this Section 1.9. The parties agree that:
(i)If the Final Closing Cash Consideration is less than the Estimated Closing Cash Consideration set forth in the Consideration Spreadsheet, then Parent will recover the amount of such difference (“Payment Excess”) from the Escrow Fund, which will be Parent’s sole recourse in case of any excess amount paid by Parent in respect of the Closing Cash Consideration. Promptly after the final determination of the Final Closing Cash Consideration pursuant to this Section 1.9, Parent and the Securityholder Representative will deliver a joint written instruction to the Escrow Agent to release to Parent an amount of cash equal to the Payment Excess from the Escrow Amount in accordance with the Escrow Agreement.

(ii)If the Final Closing Cash Consideration is greater than the Estimated Closing Cash Consideration set forth in the Consideration Spreadsheet, then promptly following the final determination of the Final Closing Cash Consideration, Parent will pay the amount of such difference (“Payment Shortfall”) to the Paying Agent (with respect to the portion of the Payment Shortfall payable in respect of shares of Company Capital Stock and Non-Employee Options) and the Surviving Corporation (with respect to the portion of the Payment Shortfall payable in respect of Employee Options outstanding as of immediately before the Effective Time) for further distribution to the Effective Time Holders in accordance with their respective Pro Rata Portions.
(iii)If the Final Closing Cash Consideration is equal to the Estimated Closing Cash Consideration set forth in the Consideration Spreadsheet, then there will be no adjustments or further obligations under this Section 1.9.
(iv)Upon final determination of the Final Closing Cash Consideration and payment of the corresponding Payment Excess (if any) to Parent, if any, Parent and the Securityholder Representative will deliver a joint written instruction to the Escrow Agent to release the amount then remaining in the Escrow Fund to the Paying Agent (with respect to the portion of the Escrow Fund payable in respect of shares of Company Capital Stock and Non-Employee Options) and the Surviving Corporation (with respect to the portion of the Escrow Fund payable in respect of Employee Options) for further distribution to the Effective Time Holders in accordance with their respective Pro Rata Portions.
(v)Before any distribution of any Payment Shortfall or any portion of the Escrow Fund to the Effective Time Holders, the Securityholder Representative will deliver an updated Consideration Spreadsheet to Parent and the Paying Agent setting forth the portion of the Payment Shortfall (if any) and the Escrow Fund payable to each Effective Time Holder.
(vi)Notwithstanding anything to the contrary in this Agreement, the dispute resolution procedures set forth in this Section 1.9 will be the sole and exclusive remedy of Parent with respect to the determination of the Closing Cash Consideration and each of its components and subcomponents, and in no event will the Effective Time Holders have any liability for any Payment Excess in excess of the Escrow Fund. The Escrow Fund will serve as Parent’s sole recourse and the cap on any adjustments to the purchase price under this Section 1.9. For the avoidance of doubt, Parent will have no right to set off, counterclaim, or withhold any amounts owed to the Effective Time Holders against any claim for Payment Excess or any other claim.
1.10Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be reasonably necessary to vest the Surviving Corporation with full right, title, and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent will be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.
1.11Earnout Amount.
(a)As additional consideration, based on the Gross Profit achieved by the Company during the Calculation Period as measured by the Parent in accordance with EXHIBIT C, Parent (or, at the direction of Parent, the Company or another designee of Parent so long as Parent remains an obligor thereof) shall pay (i) cash sufficient to pay the cash portion of the aggregate Earnout Per Share Consideration with respect to all holders of Company Capital Stock as of immediately prior to the Effective Time (including the entire Earnout Per Share Consideration payable to holders of Company Preferred Stock, which shall be paid in cash) and (ii) certificates (or evidence of shares in book-entry form) representing the number of shares of Parent Common Stock sufficient to pay the stock portion of the aggregate Earnout Per Share Consideration with respect to holders of Company Common Stock who are Eligible Recipients (the sum of clauses (i) and (ii), the “Earnout Payment Amount”), in each case, in accordance with the Consideration Spreadsheet. The Earnout Cash Consideration shall be paid by wire transfer thereof to an account specified by the Paying Agent. All payments made by the Paying Agent in respect of the Earnout Payment Amount shall be net of any fees or expenses (including, without limitation, any earnout fee or similar advisory, success or transaction fee) due and payable to Wellness Partners LLC d/b/a Whipstitch Capital ("Whipstitch Capital") in connection with the Earnout Payment Amount, and the Paying Agent is hereby authorized and directed to deduct and pay such fees and expenses directly to Whipstitch Capital from the Earnout Payment Amount prior to any distribution to holders of Company Capital Stock. It will be the responsibility of the Paying Agent to distribute the Earnout Payment Amount (after deduction of amounts payable to Whipstitch Capital pursuant to the preceding sentence) among the holders of Company Capital Stock as of immediately prior to the Effective Time.
(b)On or before the date which is sixty (60) days after the last day of the Calculation Period, Parent shall prepare and deliver to Securityholder Representative a written statement (in each case, an “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of Gross Profit in accordance with EXHIBIT C and corresponding Earnout Amount for the Calculation Period (the “Earn-Out Calculation”). The date of the Earn-Out Calculation Statement shall be the “Determination Date” for purposes of this Agreement.
(c)Securityholder Representative shall have forty-five (45) days after receipt of the Earn-Out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. During the Review Period, Securityholder Representative and its Representatives shall have the right to inspect the books and records of the Company, Parent and Parent’s Affiliates, in each case to the extent reasonably related to the determinations of Gross Profit and the resulting Earnout Amount, during normal business hours at the applicable offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Gross Profit and the resulting Earnout Amount. Prior to the expiration of the Review Period, Securityholder Representative may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement for the Calculation Period by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Parent. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Securityholder Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Securityholder Representative fails to deliver an Earn-Out Calculation Objection Notice to Parent prior to the expiration of the Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If Securityholder Representative timely delivers an Earn-Out Calculation Objection Notice, Parent and Securityholder Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Gross Profit and the Earnout Amount for the applicable Calculation Period. If Parent and Securityholder Representative are unable to reach agreement within fifteen (15) days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be referred to the Independent Expert who, acting as experts and not arbitrators, shall resolve the unresolved disputed items. The Independent Expert shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Expert, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Expert, Parent and Securityholder Representative shall each furnish to the Independent Expert such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Expert may reasonably request. The Independent Expert shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Parent and Securityholder Representative, and not by independent review. The resolution of the dispute and the calculation of Gross Profit that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Expert shall be final and binding on the parties hereto and any Earnout Payment Amount that Parent is required to pay pursuant to the ruling of the Independent Expert hereof shall be paid in full no later than five (5) Business Days following the Independent Expert’s decision. The fees and expenses of the Independent Expert shall be borne by Securityholder Representative and Parent in proportion to the amounts by which their respective calculations of the Earnout Amount differ from the Earnout Amount as finally determined by the Independent Expert.
(d)Subject to Section 1.11(c), any Earnout Payment Amount that Parent is required to pay pursuant to Section 1.11(a) hereof shall be paid in full no later than thirty (30) Business Days following the Determination Date.
(e)In the event that there is a Change of Control of Parent prior to the end of the fiscal year 2028, then, upon notice from the Securityholder Representative, the Calculation Period shall be adjusted for purposes of this Agreement to be the period beginning on January 1, 2027 and ending on December 31, 2027. For purposes of this Section 1.11(e), “Change of Control” means with respect to Parent: (a) an acquisition, merger, or consolidation of Parent by or with any other Person in which the holders of the voting securities of Parent outstanding immediately before such transaction cease to beneficially own more than fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (b) a transaction or series of related transactions in which any other Person, together with its Affiliates (if applicable), becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of Parent; or (c) the sale or other transfer to any other Person of all or substantially all of Parent’s assets.
(f)Subject to the terms of this Agreement and the other Related Agreements, subsequent to the Closing, Parent shall have sole discretion with regard to all matters relating to the operation of the Surviving Corporation and the Business, including, but not limited to, any activities relating to the determination of Gross Profit; provided, that Parent shall not, directly or indirectly, take any actions in bad faith with the primary purpose of reducing or depressing Gross Profit. Notwithstanding the foregoing, Parent has no obligation to operate the Company in order to achieve any Earnout Amount or to maximize the amount of any Earnout Amount.
(g)For the period beginning on the Closing Date and ending on the date that is sixty (60) days after the final payment of the Earnout Amount (or final resolution of any Earn-Out Calculation Objection Notice), Parent shall maintain, and shall cause the Surviving Corporation and its Affiliates to maintain, books and records relating to the calculation of Gross Profit in sufficient detail to enable the Securityholder Representative and its Representatives to calculate and verify Gross Profit in accordance with EXHIBIT C (including, to the extent that Vita Coco Products or other products are included in the Gross Profit calculation, books and records of Parent and its Affiliates relating thereto). Parent shall not, and shall cause its Affiliates not to, destroy or dispose of any such books and records prior to the expiration of such period without the prior written consent of the Securityholder Representative.
(h)The parties hereto understand and agree that (i) the contingent rights to receive any Earnout Per Share Consideration shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent or the Company, (ii) no holder of Company Capital Stock as of immediately prior to the Effective Time shall have any rights as a securityholder of Parent, or the Company as a result of any Person’s contingent right to receive any Earnout Per Share Consideration hereunder, and (iii) no interest is payable with respect to any Earnout Per Share Consideration. For the avoidance of doubt, the Earnout Amount (other than the Earnout Bonus Pool, which is subject to the continued employment requirements set forth in Section 1.11(i)) is not contingent in any manner on the continued employment of any employee of the Business.
(i)As additional consideration for former holders of Vested Options (the “Option Earnout Participants”), Parent shall set aside from the Earnout Amount an amount equal to $1,400,000 (the “Earnout Bonus Pool”); provided, that the Earnout Bonus Pool shall be payable in cash and only to the extent of, and shall not exceed, the Earnout Amount (and if the Earnout Amount is less than $1,400,000, the Earnout Bonus Pool shall equal the Earnout Amount). The Earnout Bonus Pool shall be deducted from, and shall reduce, the Earnout Amount otherwise payable to holders of Company Capital Stock as of immediately prior to the Effective Time. In addition, the employer’s share of any employment, payroll, or similar Taxes arising solely as a result of the payment of the Earnout Bonus Pool (the “Earnout Bonus Pool Employer Taxes”) shall also be deducted from, and shall reduce, the Earnout Amount otherwise payable to holders of Company Capital Stock as of immediately prior to the Effective Time. The Earnout Bonus Pool shall be allocated among the Option Earnout Participants in proportion to their respective Vested Option Consideration as set forth in the Consideration Spreadsheet. Payment of the Earnout Bonus Pool shall be made at the same time and in the same manner as the payment of the Earnout Amount pursuant to Section 1.11(d), subject to the continued employment conditions set forth in Section 1.11(i).
(j)Each Option Earnout Participant shall participate in the Earnout Bonus Pool, subject to such participant’s continued employment with the Surviving Corporation or its Affiliates through the date on which the applicable Earnout Bonus Pool payment becomes due and payable (the “Option Earnout Payment Date”). Each Option Earnout Participant shall execute a form of Earnout Bonus Agreement (“Earnout Bonus Agreement”), with the terms of such Earnout Bonus Agreement consistent with the terms set forth in Section 1.11(h) and Section 1.11(i) herein. If an Option Earnout Participant’s employment is terminated for any reason prior to the applicable Option Earnout Payment Date, such Option Earnout Participant shall forfeit all rights to any portion of the Earnout Bonus Pool not yet paid, and the forfeited portion shall revert to and be distributed among the holders of Company Capital Stock as of immediately prior to the Effective Time, in proportion to their respective Earnout Per Share Consideration as set forth in the Consideration Spreadsheet. Parent shall have sole and unilateral discretion to make employment termination decisions with respect to Option Earnout Participants.
(i)Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, (a) the aggregate Earnout Payment Amount payable pursuant to this Agreement shall in no event be less than $45,000,000 (the “Earnout Floor”), and (b) the aggregate Earnout Payment Amount payable pursuant to this Agreement shall in no event exceed $100,000,000 (the “Earnout Cap”), and, in each case, the Earnout Payment Amount shall be payable in cash, Parent Common Stock, or any combination thereof, in each instance, as determined by Parent in its sole discretion; provided, however, that any (i) holder of Company Preferred Stock and (ii) Non-Accredited Investor will receive their applicable Earnout Per Share Consideration entirely in cash and will not be entitled to receive any Earnout Stock Consideration. For the avoidance of doubt, under no circumstances whatsoever shall Parent be obligated to pay aggregate Earnout Payment Amount in excess of the Earnout Cap, whether pursuant to the achievement of any milestone, covenant, claim, judgment, award, settlement, equitable remedy or otherwise.
1.12Parent Common Stock; Private Placement; Non-Accredited Investors.
(a)The parties understand and agree that the shares of Parent Common Stock to be issued and transferred as contemplated in this Agreement as part of the consideration for the Merger have not been registered under the securities Laws of the United States, including the Securities Act, or any other jurisdiction and will be issued and transferred pursuant to a “private placement” exempt from registration under the Securities Act by virtue of Regulation D promulgated thereunder. The shares of Parent Common Stock comprising such consideration will be characterized as “restricted securities” under the Securities Act and may only be transferred pursuant to a registration statement or an applicable exemption under the Securities Act; provided, that the shares of Parent Common Stock comprising the Closing Stock Consideration or the Earnout Stock Consideration shall not be subject to any contractual lock-up or holding period and shall be freely transferable (subject only to applicable securities Laws, including Rule 144 of the Securities Act, and the Registration Rights Agreement). Any book entries recording the record ownership of shares of Parent Common Stock (it being understood and agreed by the parties that the shares of Parent Common Stock are uncertificated) shall bear such annotations as Parent may reasonably deem necessary and desirable in connection therewith; provided, that such annotations shall be promptly removed upon delivery of an opinion of counsel or other evidence reasonably satisfactory to Parent that such annotations are no longer required. Notwithstanding anything to the contrary in this Agreement, the shares of Parent Common Stock comprising Closing Stock Consideration or Earnout Stock Consideration shall only be issued to Accredited Investors who are holders of Company Common Stock. In order for Parent to verify that a holder of Company Common Stock is an Accredited Investor, each such holder to whom shares of Parent Common Stock are to be issued in the Merger shall have either (i) made to Parent in writing such customary representations and warranties as may be reasonably required by Parent or (ii) duly executed and completed a Letter of Transmittal in accordance with terms herein, and confirmed in such document that such Person is an Accredited Investor. Notwithstanding anything to the contrary in this Agreement, (x) no shares of Parent Common Stock shall be issued in the Merger to any Person who is a Non-Accredited Investor, and (y) holders of Company Preferred Stock shall receive their entire Closing Per Share Consideration (and, if applicable, Earnout Per Share Consideration) entirely in cash and shall not be entitled to receive any Closing Stock Consideration or Earnout Stock Consideration. In lieu of any shares of Parent Common Stock that would otherwise have been issuable to a Non-Accredited Investor or a holder of Company Preferred Stock, such Person shall instead be entitled to receive, on the Closing Date, an amount in cash (the “Non-Accredited Cash Amount”) determined by multiplying the number of shares of Parent Common Stock that would otherwise have been issued to such Person by the value of Parent Common Stock determined pursuant to Section 1.12(b)(i) or 1.12(b)(ii), as applicable. The Non-Accredited Cash Amount shall be paid by Parent to the Paying Agent on the Closing Date as part of, and in the same manner as, the Closing Cash Payment Amount pursuant to Section 1.5(a), and the Paying Agent shall distribute the Non-Accredited Cash Amount to each applicable holder in accordance with the Consideration Spreadsheet and the provisions of Section 1.6. For the purposes of this Agreement, “Non-Accredited Investor” means a Person who is not an Accredited Investor as determined in good faith by Parent.
(b)The number of any Parent Common Stock issued as Closing Stock Consideration or Earnout Stock Consideration shall be determined as follows:
(i)The number of shares of Parent Common Stock issued as part of the Closing Stock Consideration shall not be, in the aggregate, equal in value to more than twenty percent (20%) of the Aggregate Merger Consideration, and the remainder of the Aggregate Merger Consideration, or eighty percent (80%) of the Aggregate Merger Consideration, shall be paid as Closing Cash Consideration. For the avoidance of doubt, the Closing Stock Consideration shall be issued solely to holders of Company Common Stock who are Eligible Recipients, and holders of Company Preferred Stock shall receive their entire Closing Per Share Consideration in cash.
(ii)The value of the Earnout Stock Consideration, as a percentage of the Earnout Amount, shall be determined in Parent’s sole discretion as of the Determination Date.
(iii)The number of shares of Parent Common Stock issued as Closing Stock Consideration is based on the thirty (30)-day volume weighted average price (“VWAP”) of Parent Common Stock as of the date ending two trading days prior to the Closing, subject to a collar pursuant to which the price per share shall not be less than ninety percent (90%) or greater than one hundred ten percent (110%) of the VWAP as of June 4, 2026.
(iv)Parent Common Stock issued as a component of the Earnout Amount shall be issued based on VWAP of Parent Common Stock as of the date ending two trading days prior to the Determination Date, subject to a collar pursuant to which the price per share shall not be less than ninety percent (90%) or greater than one hundred ten percent

(110%) of the VWAP of Parent Common Stock as of the date ending two trading days prior to the date the Earnout Amount is determined to be payable;
provided that Parent will not issue to the holders of Company Common Stock pursuant to this Agreement (including both Closing Stock Consideration and Earnout Stock Consideration) more than nineteen and ninety-nine hundredths percent (19.99%) of the shares of Parent Common Stock outstanding as of immediately prior to the applicable issuance date (the “Share Cap”); provided, further, that if the aggregate number of shares of Parent Common Stock that would otherwise be issuable in connection with any issuance under this Agreement exceeds the Share Cap (taking into account all shares of Parent Common Stock previously issued under this Agreement), the shares in excess of the Share Cap shall be paid in cash at the applicable VWAP used to determine the number of shares for the applicable issuance, unless Parent, at its sole discretion, obtains stockholder approval to issue shares in excess of the Share Cap.
2.Representations and Warranties of the Company.
The Company represents and warrants to Parent and Merger Sub, except as disclosed in the Disclosure Schedule (subject to Section 7.7), as follows:
2.1Due Organization; Organizational Documents.
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted.
(b)The Company and its Subsidiary are each qualified or licensed to do business as a foreign corporation or entity, as applicable, and are in good standing (or the equivalent thereof), under the laws of all jurisdictions where the property owned, leased, or operated by it or the nature of its business requires such qualification. Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where the Company and its Subsidiary are qualified, licensed, and admitted to do business.
(c)The Company has made available to Parent accurate and complete copies of the certificate of incorporation of the Company, the bylaws of the Company and any other organizational documents of the Company, each as in effect as of the date of this Agreement, including all amendments thereto.
2.2Capitalization; Subsidiary.
(a)The authorized capital stock of the Company consists of: (i) 2,000,000 shares of Company Common Stock, of which 1,074,774 shares are outstanding as of immediately prior to the date of this Agreement; and (ii) 483,254 shares of Company Preferred Stock, of which (A) 307,566 shares are designated as Series Seed Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, and (B) 175,688 shares are designated as Series Seed-2 Preferred Stock, of which 155,559 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock have been (A) duly authorized and validly issued, and are fully paid and non-assessable, (B) are free of any Encumbrances created by the Company, and (C) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound. All of such issued and outstanding shares of Company Capital Stock have been offered, issued, and sold in compliance with all applicable federal and state securities Laws or pursuant to valid exemptions therefrom. Part 2.2(a) of the Disclosure

Schedule accurately sets forth the names of the Company Stockholders, the email addresses of each of the Company Stockholders, and the class, series, and number of shares of Company Capital Stock owned of record by each of such Company Stockholders as of the date of this Agreement. None of the shares of Company Capital Stock is subject to any repurchase option, vesting, forfeiture provision, or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities Laws).
(b)Part 2.2(b) of the Disclosure Schedule sets forth the following information, as of the date of this Agreement, with respect to each outstanding Company Option: (i) the name of the holder of such Company Option; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; and (iv) the date on which such Company Option was granted.
(c)As of the date of this Agreement, except as set forth in Part 2.2(a) of the Disclosure Schedule and Part 2.2(b) of the Disclosure Schedule, there is no: (i) outstanding option, restricted stock unit, or right to acquire from the Company any shares of Company Capital Stock or other equity securities of the Company; or (ii) outstanding security of the Company that is convertible into any shares of Company Capital Stock or other equity securities of the Company.
(d)The equity interests in CB Coconuts described in Section 2.2(e) constitute all of the issued and outstanding equity interests of CB Coconuts, and there is no outstanding option, warrant, restricted stock unit, right, subscription, call, convertible or exchangeable security, or other agreement or commitment of any character relating to the issued or unissued equity interests of CB Coconuts or obligating the Company, its Subsidiary, or any other Person to issue, transfer, sell, or register any equity interests of CB Coconuts. All of the outstanding equity interests of CB Coconuts have been duly authorized and validly issued in accordance with applicable Law and are fully paid and non-assessable (or the equivalent thereof under applicable Thai Law), and the equity interests of CB Coconuts held by the Company are owned free and clear of any Encumbrances (other than Permitted Encumbrances and restrictions imposed by applicable Thai Law regarding foreign ownership).
(e)The Company has one (1) Subsidiary, CB Coconuts Co., Ltd., a company organized and existing under the laws of Thailand (“CB Coconuts”), of which the Company owns ninety-nine and ninety-six hundredths percent (99.96%) of the outstanding equity interests. The remaining equity interests are held by (i) Chayakorn Phonsuwan, a Thai national, holding 1,000 shares (representing zero and thirty-nine thousandths percent (0.039%)), and (ii) Benjamin Thomas Minges, a US national, holding one (1) share. The Company has made available to Parent accurate and complete copies of the organizational documents of CB Coconuts, each as in effect as of the date of this Agreement, including all amendments thereto. The Company has no other subsidiaries or equity interests in any other Person.
2.3Financial Statements; Internal Controls.
(a)Part 2.3(a) of the Disclosure Schedule accurately sets forth true, correct and complete copies of (i) the reviewed consolidated balance sheets of the Company and its Subsidiary as of December 31, 2025, December 31, 2024, and December 31, 2023, and the related reviewed consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2025, December 31, 2024, and December 31, 2023; and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiary as of April 30, 2026 (the “Company Balance Sheet”) and the related unaudited consolidated statement of income and statement of cash flows for the four (4)-months ended April 30, 2026 (the “Balance Sheet Date”) (the documents referenced in clauses (i) and (ii), collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, are based on the books and records of the Company and its Subsidiary, and fairly present the financial condition of the Company and its Subsidiary in all material respects as of the dates indicated therein and the results of operations and cash flows of the Company and its Subsidiary for the periods indicated therein, except that the unaudited Company Financial Statements for the period ended April 30, 2026 are subject to normal and recurring year-end audit adjustments that are not material either individually or in the aggregate and do not contain footnotes (which if presented would not differ materially from those presented in the reviewed Financial Statements dated December 31, 2025). The Company Financial Statements do not contain any material inaccuracies or discrepancies.
(b)The books, records, and accounts of the Company and its Subsidiary accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company and its Subsidiary. The Company and its Subsidiary maintain accurate books and records in the ordinary course of business reflecting their respective assets and liabilities and maintain internal accounting controls that are customary for companies at the same stage of development as the Company that provide reasonable assurance that transactions are recorded as necessary to permit preparation of their financial statements in conformity with GAAP and to maintain accountability for their assets. The Company has not received any written notice asserting, alleging or claiming the failure of the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal controls to comply with such standards in all material respects.
(c)No director or officer of the Company or its Subsidiary has received or otherwise been made aware of any complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its accounting controls, including any complaint, allegation or claim that the Company has engaged in improper accounting or auditing practices.
2.4Absence of Changes. Except as set forth on Part 2.4 of the Disclosure Schedule, since the Balance Sheet Date through the date of this Agreement, (a) there has not occurred any event or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, (b) except as contemplated by this Agreement and for any discussion, negotiations, and transactions related to this Agreement or other potential strategic transactions in the ordinary course of business, the Company and its Subsidiary have operated their respective businesses in the ordinary course, except as would not reasonably be expected to have a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, except as set forth on Part 2.4 of the Disclosure Schedule, the Company has not:
(a)made any change in the policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, failed to use commercially reasonable efforts to collect any material receivables when due, or accelerated payment of any material receivables;
(b)delayed or postponed the payment of any material accounts payable or other material Liabilities outside the ordinary course of business, or incurred any credit card obligations outside the ordinary course of business;
(c)made any change in any method of accounting or accounting practice of the Company, or made any material write-down in the value of its inventory other than in the ordinary course of business, or reversed any accruals (regardless of whether in the ordinary course of business), except as required by GAAP;
(d)factored, discounted or otherwise accepted less than full payment with regard to any material receivables or other material amounts due, or made any bulk sale of inventory or sale of any material amount of inventory at less than fair market value, or offered or extended any special discounts or terms on the sale of inventory outside the ordinary course of business;

(e)failed to maintain receivables, accounts payable, accrued Liabilities, other working capital accounts, capital expenditures and accrued pension and profit sharing Liabilities at levels consistent in all material respects with its normal business practices or failed to maintain a level of capital expenditures consistent in all material respects with historical levels;
(f)solicited customer advances or payment of any material accounts receivable in advance of their respective due dates outside the ordinary course of business;
(g)sold, assigned, transferred, leased or licensed any assets except for fair consideration in the ordinary course of business or mortgaged or pledged any such assets or subject them to any Encumbrance, except Permitted Encumbrances;
(h)sold, assigned, transferred, leased, licensed-out (other than non-exclusive licenses granted to customers in the ordinary course of business), sublicensed, covenanted not to assert or otherwise encumbered any Intellectual Property Rights, disclosed to any Person (other than to Parent and its Affiliates and other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company in, such confidential information) or allowed to fall into the public domain any confidential information, or abandoned or permitted to lapse any registered Intellectual Property Rights;
(i)disclosed any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company in, such trade secrets), or disclosed, licensed, released, delivered, escrowed or made available any source code;
(j)entered into any material Contract, except as set forth on Part 2.4(h) of the Disclosure Schedule;
(k)accelerated, terminated, materially modified (or with respect solely to the top three customers, modified in any manner), or cancelled any material Contract;
(l)made any capital expenditures or commitments therefor in excess of $50,000 individually or $100,000 in the aggregate, or delayed, postponed or canceled any planned, budgeted, necessary or routine capital expenditures;
(m)made any loans or advances to, guarantees for the benefit of, or any investments in, any Person, other than advances to employees in the ordinary course of business;
(n)suffered any damage, destruction or casualty loss exceeding in the aggregate $50,000, regardless of whether covered by insurance;
(o)cancelled, compromised, waived, or released any material right or claim;
(p)suffered any extraordinary losses in excess of $50,000 in the aggregate;
(q)issued, sold or transferred any capital stock (including any securities convertible into capital stock), extended the maturity of any capital stock (as such term is defined in the clause (b) of the definition thereof), or issued any notes, bonds or other debt securities;
(r)except for ordinary wear and tear of assets or assets disposed of in the ordinary course of business, experienced any damage, destruction or loss to its assets (whether or not covered by insurance) in excess of $50,000 individually or $100,000 in the aggregate;

(s)(i) made or granted any bonus or any wage or salary increase (other than salary increases in the ordinary course of business) to any current or former employee, officer, director or individual service provider of the Company or its Subsidiary or made or granted any increase under any Company Plan or any other benefit or compensation plan, program, policy, agreement, or arrangement, or amended, modified or terminated any existing Company Plan or established, adopted or entered into any new Company Plan or any other benefit or compensation plan, program, policy, agreement or arrangement (including any plan, program, agreement, policy or other arrangement that would be a Company Plan if it were in existence as of the date hereof), (ii) granted any additional rights to severance or termination pay to any current or former employee, officer, director or individual service provider of the Company or its Subsidiary or (iii) granted, accelerated or committed to accelerate the funding, payment, or vesting of any change in control, sale, success or similar transaction bonus or retention bonus to any current or former employee, officer, director or individual service provider of the Company or its Subsidiary;
(t)negotiated, renegotiated, entered into, amended or terminated any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization or group of employees or recognized or certified any labor union, works council, labor organization, or collective group of employees as the bargaining representative for any employees of the Company or its Subsidiary;
(u)(i) hired, engaged or terminated (without cause) any person with annual base salary in excess of $100,000, or (ii) furloughed or temporarily laid off any employee or independent contractor;
(v)implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, or work schedule changes to the extent that any such actions implicated the WARN Act;
(w)waived or released, any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee, officer, director, independent contractor or other individual service provider;
(x)received any written notice or other written indication from any client or customer with respect to any contract claims, termination of Contracts, or disputes as to amounts billed in excess of $50,000 individually or $100,000 in the aggregate;
(y)made, changed, or revoked any material Tax election, filed any amended Tax Return, entered into any closing agreement or settled or compromised any Tax claim or assessment relating to the Company, affirmatively surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Taxes or Tax Returns of the Company, adopted or changed any Tax accounting method or period except as required by applicable Law, failed to pay any material Tax when due and payable (including required estimated tax payments), incurred any Tax liability other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement, prepared or filed any Tax Return in a manner inconsistent with past practice except as required by applicable Law, or changed any U.S. federal income Tax classification of CB Coconuts; or
(z)agreed to do any of the foregoing.
2.5Liabilities. The Company and its Subsidiary have no liabilities of any kind or nature that are, individually or in the aggregate, material, whether or not required to be reflected in a balance sheet prepared in accordance with GAAP other than: (a) those that are specifically reflected and adequately reserved against in the Company Balance Sheet as of the Balance Sheet Date; (b) liabilities incurred in the ordinary course of business (none of which is a liability resulting from a breach of contract, claim, breach of warranty, tort, infringement or misappropriation, environmental matter, or that relates to any cause of action claim or lawsuit)

since the Balance Sheet Date that are not, individually or in the aggregate, material (not including any liability resulting from a breach, default or violation of any contract, tort or violation of any applicable Law); or (c) liabilities and obligations incurred in connection with this Agreement which are scheduled as Company Transaction Expenses.
2.6Title to Assets; Equipment. The Company and its Subsidiary have good and marketable title to, or a valid leasehold interest in, all assets used in the conduct of its business, as reflected on the Company Balance Sheet, and the assets acquired by the Company since the date thereof, free and clear of all Encumbrances, except assets disposed of in the ordinary course of business since the date of the Company Balance Sheet. All of such assets are owned or leased by the Company or its Subsidiary, as applicable, free and clear of any Encumbrances (other than Permitted Encumbrances). Such assets constitute all of the assets, properties and rights necessary for the conduct of the Company’s business in the same manner as currently conducted. All items of equipment, fixtures, and other tangible assets owned by or leased to the Company or its Subsidiary are in good operating condition and repair in all material respects (ordinary wear and tear and ordinary maintenance excepted) and are adequate and usable for the conduct of the Company’s and its Subsidiary’s business in the manner in which such business is currently being conducted.
2.7Real Property; Leasehold.
(a)Neither the Company nor its Subsidiary owns, or has previously owned, any real property nor is the Company or its Subsidiary party to any agreement or option to purchase any real property or interest therein except as set forth in Part 2.7(e) of the Disclosure Schedule with respect to CB Coconuts.
(b)Part 2.7 of the Disclosure Schedule sets out the address of and a true and complete list of all Real Property Leases for each Leased Real Property (including the date and name of the parties to each Real Property Lease). The Company and its Subsidiary are in compliance in all material respects with each such Real Property Lease and have a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. Each Real Property Lease is legal, valid, binding, enforceable, and is in full force and effect. Neither the Company nor its Subsidiary has granted any other Person the right to occupy or use any Leased Real Property or any portion thereof, except as set forth in Part 2.7 of the Disclosure Schedule. Neither the Company nor its Subsidiary is in material default under any Real Property Lease and, to the Company’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time, or both, would constitute such a material breach or material default by the Company or its Subsidiary, or permit the termination, modification, or acceleration of rent under such lease, nor, to the Company’s Knowledge, is any landlord or any other party in material default under any Real Property Lease.
(c)The Company acknowledges that CB Coconuts utilizes three parcels of land in connection with its factory operations in Damnoen Saduak District Ratchaburi Province, totaling approximately 32 rai 330 square wa, i.e., (i) Parcel 1, (ii) Parcel 2 and (iii) Parcel 3. Part 2.7(f) of the Disclosure Schedule sets forth: (A) a copy of the lease agreement for Parcel 3, (B) the BOI approval letter authorizing CB Coconuts’ land ownership of Parcels 1 and 2 under Section 27 of the Investment Promotion Act, (C) evidence of land ownership registration of Parcels 1 and 2, (D) evidence of registration of the mortgage on Parcel 1 in favor of LH Bank, and (E) any other Encumbrances on the land parcels, if applicable.
(d)All Permits necessary for the current use and operation of the Leased Real Property, including certificates of occupancy, are in full force and effect. The Company and its Subsidiary have received no written notice that the condition and use of any Leased Real Property does not conform in all material respects to any Permits issued in connection with such property.
(e)Under the Thai Land Code B.E. 2497, a company classified as a “foreigner”, being a private or public limited liability company with over forty-nine percent (49%)

of its registered shares held by foreigners, or where foreigners constitute the majority of shareholders, generally cannot own freehold land unless expressly permitted under a BOI Promotion Certificate, the Industrial Estate Authority of Thailand Act, or another statutory exemption. The Company represents that it has obtained all required BOI approvals and that, pursuant to such approvals, CB Coconuts has a valid legal basis to own and hold freehold title to Parcels 1 and 2 described in Part 2.7(g) of the Disclosure Schedule, and that such ownership does not violate the Thai Land Code or any other applicable Thai Law.
2.8Intellectual Property.
(a)Registered IP. Part 2.8(a)-1 of the Disclosure Schedule lists, as of the date of this Agreement: (i) each item of Registered IP which is owned by the Company or its Subsidiary (“Company Registered IP”); (ii) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number; and (iii) the filing date and, if applicable, issuance/registration/grant date. Part 2.8(a)-2 of the Disclosure Schedule lists, as of the date of this Agreement, any Legal Proceedings pending before any court or tribunal (including the United States Patent and Trademark Office, the U.S. Copyright Office, or equivalent authority anywhere in the world) to which the Company or its Subsidiary is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP other than office actions or similar communications issued in the ordinary course of prosecution.
(b)Title, Validity, and Enforceability. The Company and its Subsidiary exclusively own all right, title, and interest to and in the Company Owned IP free and clear of all Encumbrances (other than Permitted Encumbrances). All Company Owned IP is subsisting, valid, and enforceable (except with respect to applications, which are validly applied for). None of the Company Owned IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that restricts the use, transfer, registration, or licensing by the Company or its Subsidiary of such Company Owned IP.
(c)Contracts.
(i)Part 2.8(c)(i) of the Disclosure Schedule lists, as of the date of this Agreement, all Contracts in effect as of the date of this Agreement pursuant to which any material Intellectual Property Right is being licensed to the Company or its Subsidiary by a third Person (other than (A) non-exclusive software licenses or software-as-a-service agreements, and (B) nondisclosure agreements that form a part of a broader agreement, materials transfer agreements, consulting agreements, and service agreements entered into in the ordinary course of business) (collectively “Inbound Licenses”). Neither the Company nor its Subsidiary nor, to the Knowledge of the Company, any other party to an Inbound License is in breach of such Inbound License.
(ii)Part 2.8(c)(ii) of the Disclosure Schedule lists, as of the date of this Agreement, all Contracts in effect as of the date of this Agreement pursuant to which any Company Owned IP is being licensed to a third Person by the Company or its Subsidiary (other than (A) nondisclosure agreements that form a part of a broader agreement, materials transfer agreements, consulting agreements, and service agreements entered into in the ordinary course of business, and (B) access to Company Owned IP granted to Company or Subsidiary employees, consultants, independent contractors, vendors and other service providers where such access forms a part of a broader, ordinary course agreement) (collectively, “Outbound Licenses”). Neither the Company nor its Subsidiary is in breach of any such Outbound License, nor, to the Knowledge of the Company, is any other party to an Outbound License in breach of such Outbound License.
(iii)The Company has made available to Parent a correct and complete copy of each of the following standard forms of Contract used by the Company or its Subsidiary: (A) employee agreement containing any assignment or license of Intellectual

Property Rights; (B) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights; and (C) confidentiality or nondisclosure agreement (collectively, the “Standard Form Agreements”). The Company has made available to Parent a correct and complete copy of any Contract whose intellectual property terms deviate from the terms of the Standard Form Agreements.
(d)Development of Company Owned IP. Each Person who is or was an employee, consultant, or contractor of the Company or its Subsidiary and that was directly involved in the development of Company Owned IP for or on behalf of the Company or its Subsidiary has signed a written agreement (i) containing an assignment to the Company or its Subsidiary, as applicable, of such Person’s rights in and to such Company Owned IP, and (ii) containing customary confidentiality provisions protecting the rights of the Company or its Subsidiary in trade secrets and other Company confidential information.
(e)Enforcement. The Company makes commercially reasonable efforts to police for infringements, misappropriation, or other violations of its Company Owned IP. Except as set forth on Part 2.8(e) of the Disclosure Schedule, to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person has, since the Lookback Date, or is currently infringing, misappropriating or otherwise violating any Company Owned IP. Since the Lookback Date, neither the Company nor its Subsidiary has given written notice to any other Person that such Person is infringing, misappropriating or otherwise violating, any Company Owned IP. There are no claims pending or, to the Company’s Knowledge, threatened in writing by any Person with respect to the ownership, validity, enforceability, or use of any Company Owned IP.
(f)Non-Infringement. The operation of the Business as currently conducted by the Company and its Subsidiary does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any Person, nor does it give rise to a claim of unfair competition, passing off, or unfair trade practices under the Laws of any jurisdiction. There is no pending suit or legal action against the Company or its Subsidiary in which the Company or its Subsidiary is alleged to have infringed, misappropriated, or otherwise violated the Intellectual Property Rights of another Person, and since the Lookback Date, neither the Company nor its Subsidiary has received any written notices from any Person that the operation of the Business infringes, misappropriates, or otherwise violates the Intellectual Property Rights of such Person.
(g)Systems. The computer, information technology and data Processing systems, facilities and services owned, used, or leased by or on behalf of the Company or its Subsidiary in the operation of the Business (collectively, “Systems”) are reasonably sufficient for the operation of the Business as currently conducted, including as to capacity, scalability and ability to Process current and anticipated peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data Processing operations necessary for the operation of the Business, have not materially malfunctioned or failed, and do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) significantly disrupt or adversely affect the functionality of any System or (B) enable or assist any Person to access without authorization any System.
(h)Confidential Information and Trade Secrets. The Company and its Subsidiary have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential and proprietary information that the Company or its Subsidiary holds, or purports to hold, as confidential or a trade secret. Regarding confidential information or trade secrets owned by the Company or its Subsidiary, all disclosure of such confidential information or trade secrets to a third party has been pursuant to the terms of a written Contract between the Company or its Subsidiary, as applicable, and such third party that requires such confidential information or trade secret to be maintained as confidential and as a trade secret.

(i)Government Funding. No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create or develop any Company Owned IP such that any such Governmental Body, university, college, research institute or other educational institution owns any interest in any Company Owned IP or the right to receive royalties for the Company’s practice of any Company Owned IP.
2.9Material Contracts.
(a)Part 2.9(a) of the Disclosure Schedule lists each Contract (other than Purchase Orders) in effect as of the date of this Agreement to which the Company or its Subsidiary is a party or by which its or their assets are bound in the following categories (other than any (x) nondisclosure Contracts entered into (i) in the ordinary course of business or (ii) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions or (y) Company Plans, which will be governed under Section 2.13) (the “Material Contracts”):
(i)any Contract or series of related Contracts that requires payments by or to the Company or its Subsidiary in excess of $100,000 in any calendar year or $200,000 in the aggregate, including any such Contract for the purchase or sale of assets, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;
(ii)any Contract related to an acquisition, divestiture, merger, or similar transaction containing representations, covenants, indemnities, purchase price payments, “earn-outs”, adjustments or other obligations;
(iii)any Contract related to a joint venture or partnership agreement involving a sharing of profits, losses, costs or Liabilities by the Company or its Subsidiary with any other Person;
(iv)any Contract relating to any completed material business acquisition by the Company or its Subsidiary since the Lookback Date prior to the date of this Agreement or containing representations, warranties, covenants, indemnities or other obligations on the Company or its Subsidiary that are continuing;
(v)any Contract with any sales representative, sales agent, dealer, distributor or franchisee of the Company or its Subsidiary;
(vi)any Contract relating to any sole source of supply of any raw material, formula, product or component;
(vii)any Contract with a Top Supplier (as defined in Section 2.23);
(viii)any Contract with a Top Distributor (as defined in Section 2.23);
(ix)any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;
(x)any Contract that is a collectively bargained agreement, including any Contract with any union, works council, personnel delegates or similar labor entity, or specifically authorized employees;
(xi)any Contract for the employment or engagement of any individual on a full-time, part-time, or consulting basis that provides for (A) base salary compensation in excess of $100,000 per annum (excluding any Contract that is terminable at-will and without penalty, liability or premium (other than (1) statutorily required notice, pay or severance or (2) in the case of engagement of individuals on a consulting basis, arrangements that are terminable on no more than thirty (30) days’ notice and without penalty, liability or premium)), (B) the payment of severance benefits in connection with a termination of employment (other than statutory severance benefits) or (C) any retention bonus, transaction or change of control bonus, pension, retirement or other form of deferred compensation;
(xii)(A) any guaranty, surety, or performance bond or letter of credit issued or posted, as applicable, by the Company or its Subsidiary; (B) any Contract evidencing Indebtedness of the Company or its Subsidiary or providing for the creation of or granting any Encumbrance upon any of the property or assets of the Company or its Subsidiary (excluding Permitted Encumbrances); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of the Agreement (other than advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing the Company or its Subsidiary to make any such loans or advances; and (D) any currency, commodity or other hedging or swap contract or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks;
(xiii)any Contract creating or purporting to create any partnership, collaboration (excluding, for clarity, in each case of the foregoing, any non-exclusive license granted in the ordinary course), joint venture, strategic alliance, or any sharing of profits or losses by the Company or its Subsidiary with any third party;
(xiv)any Contract (A) containing covenants restricting competition that have or would have the effect of prohibiting the Company or its Subsidiary or, after the Closing, Parent or the Surviving Corporation from engaging in any business or activity in any geographic area or other jurisdiction; (B) in which the Company or its Subsidiary has granted “exclusivity” or that requires the Company or its Subsidiary to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) that includes minimum purchase conditions or other similar requirements imposed on the Company or its Subsidiary; (D) requiring the purchase of all or substantially all of the Company’s or its Subsidiary’s requirements of a particular product, or otherwise containing “take or pay” minimum purchase provisions or (E) containing a “most-favored-nation” or “best pricing” term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;
(xv)any Contract with outstanding commitments to make capital expenditures or to purchase or sell assets involving $50,000 or more individually or $100,000 in the aggregate;
(xvi)any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company or its Subsidiary is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property;
(xvii)any Contract relating to the lease of any equipment, fixtures or other tangible assets;
(xviii)any Contract creating or involving any referral or agency relationship, distribution arrangement or franchise relationship that is not in the ordinary course of business;
(xix)any Contract with any Affiliate or any shareholder, director, officer, employee (other than employment agreements), agent or service provider of the Company or its Subsidiary or any other Contract with a Related Party;

(xx)any Contract that provides for settlement, conciliation or similar agreement with, or is enforceable by, any Person or Governmental Body or pursuant to which the Company or its Subsidiary has any outstanding Liability;
(xxi)any Contract with a Governmental Body; and
(xxii)any power of attorney granted by the Company or its Subsidiary, other than any power of attorney granted in the ordinary course of business in connection with Tax matters, payroll administration and maintenance of Company Owned IP, including patent application and maintenance.
(b)With respect to each Material Contract listed in Part 2.9(a) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor its Subsidiary is in breach or default of such Material Contract, and to the Company’s Knowledge, no other Person is in breach or default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in breach or default of such Material Contract. Neither the Company nor its Subsidiary has received any written notice regarding any violation or breach of, or default under, any Material Contract that has not been resolved or cured. The Company has made available to Parent or its counsel a true and complete copy of each such Material Contract. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to lead to any such breach, default, termination, cancellation, acceleration or modification now or with the passage of time.
2.10Compliance with Laws.
(a)Since the Lookback Date, the Company and its Subsidiary have been in compliance in all material respects with applicable Laws, and neither the Company nor its Subsidiary has received any written notices of any violation, or suspected violation, with respect to such Laws. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by the Company or its Subsidiary of, or a material failure on the part of the Company or its Subsidiary to comply with, any Law. Without limiting the foregoing, the Company or its Subsidiary has not received any warning letters, whistleblower complaints, notices of adverse findings or similar documents that assert a lack of compliance with any applicable Law, Permits, or orders that have not been fully resolved to the satisfaction of any Governmental Body, and there is no pending or, to the Company’s Knowledge, threatened regulatory action or inquiry of any sort (other than routine or periodic inspections or reviews) against the Company.
(b)The Company and its Subsidiary have not, and no Representative of the Company or its Subsidiary or any other Person authorized to act on behalf of the Company or its Subsidiary has, directly or indirectly, (i) made, paid or received any unlawful bribe, payoff, influence payment, kickback, illegal gift or other similar payments or benefits to or from any Person (including any customer, supplier or employee) or Governmental Body, (ii) made, paid or reimbursed any contributions or political gifts or entertainment or other expenses, directly or indirectly, to a domestic or foreign political party or candidate, (iii) made or paid any improper foreign payment (as defined in the Foreign Corrupt Practices Act) or (iv) is aware of or has taken or failed to take any action, directly or indirectly, that would result in a violation of any provision of the Anti-Corruption Laws. The internal accounting controls of the Company and its Subsidiary are adequate to detect any of the foregoing. The Company and its Subsidiary have not undergone and are not undergoing any audit, review, inspection, investigation, survey or examination by a Governmental Body or any law firm relating to Anti-Corruption Laws. To the Company’s Knowledge, there are no threatened actions, suits, Legal Proceedings, Governmental Orders or investigations, or presently existing facts or circumstances that would constitute a reasonable basis for any future actions, suits, Legal Proceedings, Governmental Orders or investigations, with respect to the Anti-Corruption Laws by the Company or its Subsidiary. The Company and its Subsidiary comply, and have at all times complied, with all Anti-Corruption Laws.

(c)Without limiting the generality of the foregoing, the Company and its Subsidiary materially comply, and have at all times materially complied, with the Organic Act on Counter Corruption B.E. 2561 (2018) of Thailand, the Act Supplementing the Constitution Relating to the Prevention and Suppression of Corruption B.E. 2561 (2018) of Thailand, and the Anti-Money Laundering Act B.E. 2542 (1999) of Thailand. Neither the Company nor its Subsidiary, nor any director or executive officer, has been the subject of any investigation, inquiry, or enforcement action by the National Anti-Corruption Commission of Thailand or the Anti-Money Laundering Office of Thailand.
(d)There is no material abandoned or unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or its Subsidiary and the Company or its Subsidiary are in compliance in all material respects with applicable Laws relating to unclaimed property or escheat obligations.
2.11Privacy and Data Protection.
(a)The Company and its Subsidiary comply, and have since the Lookback Date complied in all material respects with all applicable Privacy Requirements.
(b)The Company and its Subsidiary have implemented and maintained reasonable administrative, technical, and physical safeguards, consistent with industry standards and applicable Laws, designed to protect the confidentiality, integrity, and availability of the Systems and all Company Data, Personal Data, and confidential information stored thereon or Processed thereby.
(c)There has been no security incident resulting in unauthorized access to, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of, any Company Data (a “Security Incident”). There have been no material disruptions in any Systems that adversely affected the Business or operations of the Company or its Subsidiary. Neither the Company nor its Subsidiary has received or been subject to any Legal Proceeding, Governmental Order, claims, investigations, or inquiries from any Governmental Body or other Person regarding any Security Incident or the Company’s or its Subsidiary’s use or Processing of Personal Data and, to the Knowledge of the Company, there exists no reasonable basis for any Legal Proceedings, Governmental Orders, claims, investigations, or inquiries alleging the Company or its Subsidiary have not complied with the Privacy Requirements. The Company and its Subsidiary have implemented reasonable disaster recovery and business continuity plans, procedures, and facilities, and have taken reasonable steps to safeguard the Systems in their custody or control.
2.12Tax Matters.
(a)The Company and its Subsidiary have timely filed (taking into account customary and valid extensions of the due date for filing a Tax Return) all Tax Returns that they were required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or its Subsidiary (whether or not shown on any Tax Return) have been paid in full to the appropriate Governmental Body. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or its Subsidiary. No extension of time regarding any date on which a Tax Return is required to be filed by the Company or its Subsidiary is in force or was requested by the Company or its Subsidiary other than pursuant to customary extensions of the due date for filing a Tax Return. No waiver or agreement by the Company or its Subsidiary is in force for the extension or waiving the statutory period of limitations applicable to any claim for, or the period of time for the payment, collection, assessment or reassessment of any Taxes, and no request for such waiver, agreement or extension is outstanding, in each case, other than pursuant to customary extensions of the due date for filing a Tax Return. The Company and its Subsidiary have disclosed on their respective income Tax Returns (to the extent applicable) all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income

Tax within the meaning of Section 6662 of the Code (or any corresponding or similar provision of state, local or foreign Law).
(b)Neither the Company nor its Subsidiary have received written notice of any dispute, audit, investigation, proceeding, claim or other examination concerning Taxes or Tax Returns of or relating to the Company, its operations, or its Subsidiary, and no such dispute, audit, investigation, proceeding, claim or other examination is currently being conducted or claimed by any Governmental Body or to the Knowledge of the Company, is currently pending.
(c)The Company and its Subsidiary have not received written notice from any Governmental Body of any Tax deficiency that is outstanding, assessed or proposed against the Company or its Subsidiary and that has not been resolved in full.
(d)The Company and its Subsidiary have deducted, withheld and timely paid all Taxes required to have been deducted, withheld and paid in connection with any amounts paid or owing, or allocated, to any employee, independent contractor, creditor, stockholder or other third party, and Company and its Subsidiary have complied with all reporting and recordkeeping requirements.
(e)With respect to the Company’s and its Subsidiary’s contractors, consultants, and other independent personnel, the Company and its Subsidiary have evaluated and classified such contractors up to the Closing Date as independent contractors in accordance with the Code and the Treasury Regulations, the failure to properly qualify which would not result in any amount of Taxes owed.
(f)No private letter rulings, technical advice memoranda or similar agreement or rulings, in each case, relating to Taxes have been requested, entered into or issued by any Governmental Body with respect to the Company.
(g)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(h)Since the Lookback Date, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. The Company has not engaged in any “listed transaction” as defined in Section 6707A(c)(2) of the Code or the Treasury Regulations promulgated thereunder.
(i)The Company will not be required to include an item of income in, or exclude an item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing as a result of any: (i) change in method of accounting for a Tax period ending on or before the Closing made before the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed before the Closing; (iii) installment sale or open transaction disposition made on or before the Closing; (iv) prepaid amount received on or before the Closing outside of the ordinary course of business; (v) intercompany transactions (including any intercompany transaction subject to Sections 367 or 482 of the Code) occurring at or prior to the Closing; (vi) excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); or (vii) any income arising or accruing prior to the Closing and includable after the Closing under Subchapter K or Sections 951, 951A, 956 or 965 of the Code.
(j)The Company has made available to Parent complete and accurate copies of all income and other material Tax Returns for taxable years ending on or after December 31, 2021, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company or its Subsidiary with respect to such Tax Returns.
(k)The Company is not a party to, nor does it have any obligation under, any agreement with any third party relating to allocating, indemnifying, or sharing the payment of, or liability for, Taxes (other than this Agreement and any contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).
(l)The Company is not subject to any Tax or required to file any Tax Returns in a jurisdiction where it does not file Tax Returns, and has never had, a branch, agency, office or permanent establishment in any jurisdiction outside of the United States, and has not, and never has been, subject to Tax or required to file Tax Returns in a jurisdiction outside of the United States. The Company has not been a member of an affiliated group filing a U.S. federal income Tax Return (other than a group the common parent of which is the Company). The Company does not have any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; or (iii) by contract or otherwise by operation of Law as a result of actions or transactions taken prior to the Closing.
(m)Neither the Company nor its Subsidiary have received written notice from any Governmental Body in a jurisdiction where such entity does not file Tax Returns asserting that the Company or its Subsidiary may be subject to taxation by, or required to file Tax Returns in, that jurisdiction nor, to the Knowledge of the Company, is there any factual or legal basis for any such claim.
(n)All related party transactions involving the Company or its Subsidiary were at arm’s length in compliance in all material respects with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of applicable non-U.S. Tax Law.
(o)The Company has not, and does not currently maintain, any “uncertain tax position” within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 740 (“ASC 740”) or any analogous standard, with respect to any Tax Return.
(p)The Company is a “United States shareholder” within the meaning of Section 951(b) of the Code with respect to its ownership in its Subsidiary, CB Coconuts. CB Coconuts is a “controlled foreign corporation” within the meaning of Section 957 of the Code. Except with respect to CB Coconuts, neither the Company nor its Subsidiary, owns, directly, indirectly, or constructively, any equity interest in any foreign corporation that is or has been a controlled foreign corporation, and no United States person that owns, directly, indirectly, or constructively, an interest in the Company or its Subsidiary has been required, by reason of such ownership, to include in income any amount under Section 951, Section 951A, Section 956, or any similar provision of the Code with respect to the Company or its Subsidiary for any taxable period or portion thereof ending on or before the Closing Date. Neither the Company nor its Subsidiary has generated, earned, accrued, or had attributed to it any income, earnings, profits, tested income, Subpart F income, global intangible low-taxed income, previously taxed earnings and profits, investment in United States property, or other amount that would reasonably be expected to result in a Tax liability, income inclusion, reporting obligation, basis adjustment, or other adverse Tax consequence to Parent or any of its Affiliates after the Closing under Sections 951, 951A, 956, 959, 961, 965, or 1248 of the Code, or any Treasury Regulations promulgated thereunder, by reason of any fact, circumstance, transaction, ownership, operation, or activity occurring on or before the Closing Date.
(q)The Company and its Subsidiary have maintained books, records, organizational documents, ownership information, Tax Returns, elections, Forms 5471, Forms 8858, Forms 8865, and other Tax records, in each case to the extent applicable, necessary to determine the classification, ownership, earnings and profits, tested income or loss, qualified business asset investment, foreign Taxes, previously taxed earnings and profits, and other material U.S. federal income Tax attributes of each non-U.S. entity in which the Company or any Subsidiary owns, or has owned, a direct or indirect interest.
2.13Employee Benefit Plans and Employee Matters.
(a)Part 2.13(a) of the Disclosure Schedule sets forth a list of all employee benefit plans, programs and arrangements (including any “employee benefit plan” as defined in Section 3(3) of ERISA) maintained or contributed to by the Company or its Subsidiary or regarding which the Company or its Subsidiary would reasonably be expected to have any liability (excluding stock option grant notices and stock option agreements on form(s) previously made available to Parent and grants made pursuant to such form(s), at-will employment offer letters entered into in the ordinary course of business that are terminable at-will by the Company or its Subsidiary without notice, severance or other liability on form(s) made available to Parent, workers’ compensation, unemployment compensation and other government programs) (the “Benefit Plans”).
(b)With respect to each Company Plan, the Company has delivered or otherwise made available to Parent or its counsel a copy of: (i) each writing constituting a part of any written Company Plan and all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Plan that is subject to such reporting requirements; (iii) the current summary plan description and any modifications thereto, if any, summaries of benefits and coverage, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (iv) if such Company Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter; (v) copies of the most recent year’s compliance testing information (including nondiscrimination testing and top-heavy testing) and (vi) copies of any non-routine correspondence with the Internal Revenue Service, Department of Labor, or any other governmental agency.
(c)Each Company Plan has been established and maintained in accordance with its terms and applicable Laws, including ERISA and the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan that would reasonably be expected to result in any liability. There are no current actions, suits or claims pending, or threatened in writing (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan. There are no audits, inquiries or proceedings pending or threatened in writing by any Governmental Body with respect to any Company Plan.
(d)The Company is not and has never been an “applicable large employer” for purposes of the Affordable Care Act. No Tax under Section 4980B or 4980D of the Code has been incurred in respect of any Company Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code and to the Company’s Knowledge, there are no facts or circumstances that would create a reporting obligation, penalty or excise tax under Section 4980D or Section 4980H of the Code. The Company has complied with all applicable state laws requiring continuation of group health plan coverage for small employers (“Mini-COBRA Laws”). There are no pending, or to the Company’s Knowledge, no threatened claims or audits regarding non-compliance with any state mini-COBRA Laws.
(e)No payment or benefit which will or may be made by the Company or its Subsidiary in connection with the Merger regarding any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) would reasonably be expected to be characterized as a “parachute payment” within the meaning of Code Section 280G(b)(2), excluding, however, the effect of any Contract entered into with Parent or its Affiliates, or at the discretion of Parent or its Affiliates, with any employee, officer, director or other service provider of the Company or its Subsidiary or any ERISA Affiliate, unless the individualized value of such Contract was provided to the Company before the date of this Agreement. There is no contract, agreement, plan or arrangement to which the Company or its Subsidiary or any ERISA Affiliates is bound to provide a gross up or otherwise reimburse any employee for excise Taxes paid pursuant to Section 4999 of the Code. Except as otherwise provided in this Agreement, the execution and delivery of this Agreement and the consummation of the Merger will not increase the benefits payable under any Company Plan and will not result in any acceleration of the time of payment or vesting of any benefits under any Company Plan (other than accelerated vesting of Company Options).
(f)Neither the Company nor its Subsidiary nor any Person with which the Company or its Subsidiary is or would be considered a single employer under Section 414(b), (c) or (m) of the Code (“ERISA Affiliates”) has, since the Lookback Date, sponsored, contributed to, or had any obligations or incurred any liability under any employee benefit plan that is (i) subject to Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (iv) a “welfare benefit fund” within the meaning of Section 419 of the Code.
(g)Each Company Plan, employment agreement, or other compensation arrangement of the Company or its Subsidiary that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with, or is otherwise exempt from, Section 409A of the Code and the regulations thereunder. Neither the Company nor its Subsidiary has any obligation to gross up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A of the Code.
(h)Other than as required under Section 601 et seq. of ERISA or other applicable Law, no Company Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any liability to provide post-termination or retiree welfare benefits to any individual.
(i)The Company and its Subsidiary: (i) are and have been in compliance in all material respects with all applicable Laws, and with any Governmental Order, ruling, decree, judgment, and arbitration award of any arbitrator or any court or other Governmental Body, respecting employment, including hiring, payment of wages (including minimum wage and overtime compensation), hours of work, meal and rest breaks, non-discrimination, worker classification (including the proper classification of workers as independent contractors and consultants), equal employment opportunities, harassment, whistleblowing, retaliation, reasonable accommodation, child labor, immigration, pay equity, family and medical leave, paid sick leave, background checks, drug testing, unemployment insurance, worker’s compensation, labor relations, leave of absence requirements, occupational health and safety and fair employment practices; (ii) have no liabilities as a result of the failure to properly classify any current or former independent contractor as an employee of the Company or its Subsidiary; (iii) have withheld and reported all amounts required by Law or contract to be withheld and reported in all material respects with respect to wages, salaries and other payments to any employee; and (iv) have no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice). Neither the Company nor its Subsidiary has since the Lookback Date effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” which triggered notice requirements under the Worker Adjustment and Retraining Notification Act or any similar Law.

(j)The Company and its Subsidiary are not and have never been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement with a labor union, labor organization, works council or similar body, nor is any such Contract or agreement presently being negotiated. To the Company’s Knowledge, there is no representation campaign with respect to any of the employees of the Company or its Subsidiary, nor has there been since the Lookback Date. As of the date of this Agreement, there is no pending or, to the Company’s Knowledge, threatened, labor strike, slowdown, work stoppage, lockout, walkout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to any of the employees of the Company or its Subsidiary. As of the date hereof, the Company and its Subsidiary have no duty to bargain with any union.
(k)Since the Lookback Date, there have been no Legal Proceedings pending, or, to the Company’s Knowledge, threatened, by or with any Governmental Body or arbitrator in connection with the employment or engagement of any current or former employee, applicant, contractor or other individual service provider of the Company or its Subsidiary.
(l)The Company has provided to Parent an accurate list, as of the date of this Agreement, of all current employees of the Company and its Subsidiary which sets forth the following information with respect to each: (i) employee number (if applicable), (ii) title or position, (iii) the entity by which such individual is employed, (iv) hire date, (v) current annual salary or hourly base compensation, (vi) target bonus or incentive compensation rates for current fiscal year, (vii) full-time or part-time status, (viii) exempt or non-exempt status (for employees working primarily in the United States), (ix) primary employment location and (x) whether the employee is currently on leave.
2.14Regulatory Matters.
(a)Since the Lookback Date, all products: (i) have been properly manufactured, handled, imported, distributed, stored, marketed, sold or otherwise processed and are properly packaged and labeled and fit for their intended use in all material respects, (ii) were of good and merchantable quality and condition in all material respects, (iii) comply with all applicable Laws governing the inspection, purity, quality, safety, labeling, manufacturing, packaging, processing, distribution, storage, transportation, use, sale, marketing and/or advertising of food as in effect as of the date of this Agreement, including the U.S. Federal Food, Drug and Cosmetic Act of 1938, as amended (“FDCA”), the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, the Federal Food Safety Modernization Act, the Fair Packaging and Labeling Act, the Food Allergen Labeling and Consumer Protection Act of 2004, the U.S. Federal Trade Commission Act, and the Organic Food Production Act of 1990, each as amended and the rules and regulations promulgated thereunder (collectively, “Food Laws”), in each case in all material respects, and (iv) were able to be shipped in interstate commerce in accordance with the Food Laws in all material respects. Since the Lookback Date, all operations of the Company and its Subsidiary have been conducted in compliance with the Food Laws in all material respects. Since the Lookback Date, (i) no product has been the subject of any withdrawal, recall, public notification, or notification to any Governmental Body, or any similar action, and (ii) there are no circumstances or conditions which are reasonably likely to cause the withdrawal, recall, public notification or notification to any Governmental Body, or any change in the labeling, classification or marketing of any product. Except as set forth on Part 2.14(a) of the Disclosure Schedule, since the Lookback Date, the Company and its Subsidiary have not received notice of, or been subject to, any FDA Form 483 or similar notice, finding of deficiency or non-compliance, penalty, fine or sanction, request for corrective or remedial action or other non-routine compliance or enforcement action (other than routine or periodic inspections or reviews), in respect of any of (i) the products, (ii) the ingredients in the products or (iii) the operations of its business or the facilities at or from which the products are manufactured, packaged, held or distributed. Since the Lookback Date, all of the products conform in all material respects with all contractual commitments, and the Company or its Subsidiary has no liability for replacement thereof. Since the Lookback Date, all applications, submissions, reports, documents and notices required to be filed, maintained or furnished to any Governmental Body in connection with the operation of the business have been so filed, maintained or furnished. All such applications, submissions, reports, documents and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since the Lookback Date, the Company and its Subsidiary have not (i) made any false statements in, or omissions from, the applications, approvals, reports, documents, notices and other submissions to any Governmental Body or in or from any other written records and documentations prepared or maintained to comply with Food Laws or (ii) failed to disclose to any Governmental Body a fact required to be disclosed to comply with Food Laws. Since the Lookback Date, neither the Company nor its Subsidiary has received from any Governmental Body any warning letters or criminal proceeding notices or similar communication pursuant to any Food Law. To the Company’s Knowledge, none of its employees have been disqualified or disbarred by the U.S. Food and Drug Administration (the “FDA”) under 21 U.S.C. § 335a(b), U.S. Department of Agriculture (“USDA”) or any other Governmental Body.
(b)The Company and its Subsidiary have, and have used commercially reasonable efforts to cause all third-party manufacturers with whom the Company or its Subsidiary has a direct contractual relationship to, timely registered all applicable food manufacturing facilities with the FDA and any other applicable Governmental Body as required by applicable Food Laws, and all registrations held by the Company and its Subsidiary are current and in full force and effect. Except as disclosed on Part 2.14(b) of the Disclosure Schedule, since the Lookback Date, neither the Company nor its Subsidiary, nor any of its third-party manufacturers over which the Company or its Subsidiary has a direct contractual relationship, has received any FDA Form 483 observations, warning letters, untitled letters, notice of import refusals, or other written notices from the FDA or any other Governmental Body alleging or asserting noncompliance with any applicable Food Laws with respect to the Company’s or its Subsidiary’s products or facilities (or any applicable facilities of any such third-party manufacturers) or threatening or contemplating any suspension or revocation of any such registrations.
(c)Each facility of the Company and its Subsidiary that is subject to the Current Good Manufacturing Practice, Hazard Analysis, and Risk-Based Preventive Controls for Human Food rule (21 C.F.R. Part 117) (the “Preventive Controls Rule”) has (i) implemented and maintains a written food safety plan that complies with 21 C.F.R. § 117.126, including a hazard analysis, preventive controls, monitoring procedures, corrective action procedures, and verification procedures, (ii) identified a preventive controls qualified individual as required by 21 C.F.R. § 117.126(a)(2), (iii) implemented a written supply-chain program as required by 21 C.F.R. Part 117 Subpart G for those raw materials and ingredients for which the Company or its Subsidiary has identified a hazard requiring a supply-chain-applied control, and (iv) maintained records in accordance with 21 C.F.R. Part 117 Subpart F demonstrating ongoing compliance with the Preventive Controls Rule. To the extent that any product manufactured, processed, packaged, or imported by the Company or its Subsidiary constitutes “juice” as defined in 21 C.F.R. § 120.1(a), the Company and its Subsidiary have developed and implemented a Hazard Analysis and Critical Control Point system in compliance with 21 C.F.R. Part 120, including the identification of all reasonably likely food safety hazards associated with such products, the establishment of critical control points, critical limits, monitoring procedures, corrective action procedures, verification procedures, and recordkeeping, all as required by 21 C.F.R. §§ 120.6 through 120.12.
(d)No product manufactured, processed, packaged, distributed, or sold by the Company or its Subsidiary is, or at any time since the Lookback Date has been, adulterated within the meaning of Section 402 of the FDCA (21 U.S.C. § 342) or misbranded within the meaning of Section 403 of the FDCA (21 U.S.C. § 343), or in violation of any comparable provision of applicable state or foreign Law.
(e)The Company and its Subsidiary maintain and have maintained since the Lookback Date, in all material respects, (i) a finished product testing program, environmental monitoring program, and raw material testing program adequate and appropriate for its products, including routine testing for pathogenic microorganisms and indicator organisms, and all such testing has been conducted by qualified laboratories using validated methods, and (ii) written procedures for the storage, handling, transportation, and distribution of its products that are adequate to ensure product safety and quality, including traceability systems sufficient to comply in all material respects with all applicable Food Laws. Neither the Company nor its Subsidiary have experienced any break in the cold chain for its products since the Lookback Date that has resulted in or would reasonably be expected to result in product adulteration, a Product Recall, consumer illness, or regulatory action.
(f)Since the Lookback Date, neither the Company nor its Subsidiary has (i) initiated or conducted or been required to initiate or conduct, and is not conducting, any voluntary or involuntary recall, market withdrawal, field correction, safety alert, post-sale warning or other notice or action relating to an alleged lack of safety or regulatory compliance of any product manufactured, distributed, or sold by the Company or its Subsidiary (a “Product Recall”), (ii) received any written notice from the FDA or any other Governmental Body requiring or requesting any Product Recall, or (iii) received any written notice from any customer, distributor, retailer, or consumer that would reasonably be expected to result in a Product Recall. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in any Product Recall.
(g)Since the Lookback Date, the Company and its Subsidiary have been in compliance, and are in compliance, in all material respects with all applicable import and export Laws, including U.S. Customs and Border Protection regulations and applicable Thai customs and export regulations, in connection with the importation of products into the United States and the export of products from Thailand. Since the Lookback Date, all products imported by or on behalf of the Company into the United States have been properly classified, valued, and documented in accordance with applicable customs Laws in all material respects. Neither the Company nor its Subsidiary is currently subject to any pending claims, investigations or audits by any Governmental Body for import duties, fees or other payments, and each of the Company and its Subsidiary has paid all material import duties and other fees assessed by any Governmental Body.
(h)Part 2.14(h) of the Disclosure Schedule sets forth a complete and accurate list of all Permits (as defined herein) held by the Company or its Subsidiary that are required for or material to the operation of the Business as presently conducted, including without limitation (i) FDA facility registrations, (ii) state food processing and manufacturing licenses, (iii) import licenses and permits, (iv) organic certifications (including USDA National Organic Program certifications), (v) third-party food safety certifications (including Safe Quality Food, British Retail Consortium or other Global Food Safety Initiative-benchmarked certifications), (vi) kosher or halal certifications, and (vii) any certifications or approvals from foreign regulatory authorities. All Permits set forth on Part 2.14(h) of the Disclosure Schedule are valid, in full force and effect, and not subject to any pending or, to the Company’s Knowledge, threatened revocation, suspension, cancellation, modification, or non-renewal proceeding. The Company and each Subsidiary has complied with the terms and conditions of each such Permit. The consummation of the transactions contemplated hereby will not result in the revocation, cancellation, suspension, modification, or non-renewal of any Permit, or require the consent or approval of any Governmental Body or certification body. The Permits listed on Part 2.14(h) of the Disclosure Schedule constitute all Permits necessary to conduct the Business as presently conducted.
(i)The Company and its Subsidiary have established and maintain a written supplier qualification and approval program that sets forth criteria for the selection, evaluation, approval, and ongoing monitoring of all suppliers of raw materials, ingredients, packaging materials, and finished products used in the products of the Company and its Subsidiary. The Company’s and its Subsidiary’s supply chain practices, including the sourcing of coconuts and other raw materials from local farms and cooperatives in Thailand, comply with all applicable

Laws and the requirements of the Company’s Permits. The Company has made available to Parent true and complete copies of all agreements and sourcing arrangements with its suppliers in effect as of the date of this Agreement.
(j)All labels, labeling, and advertising materials used by the Company and its Subsidiary in connection with their products comply in all material respects with all applicable Food Laws, including FDA food labeling requirements, the Federal Trade Commission Act and related regulations, the Fair Packaging and Labeling Act, the Organic Food Production Act of 1990, the California Safe Drinking Water and Toxic Enforcement Act of 1986, and applicable Thai labeling requirements. The Company and its Subsidiary possess adequate substantiation for all advertising, marketing, and labeling claims made with respect to their products.
(k)Neither the Company nor its Subsidiary will be responsible for any post-Closing regulatory filings or compliance obligations in Thailand for the consummation of the Merger, except to the extent expressly agreed in this Agreement.
(l)There are no pending or, to the Knowledge of the Company, threatened Legal Proceedings by or before the FDA, USDA, the Federal Trade Commission, any state attorney general, or any other Governmental Body relating to the safety, quality, labeling, manufacturing, importation, distribution, or sale of any product of the Company or its Subsidiary. There are no pending or, to the Company’s Knowledge, threatened Legal Proceedings by any third party relating to the use, marketing, advertising, or sale of any product of the Company or its Subsidiary.
(m)Part 2.14(m) of the Disclosure Schedule sets forth a complete list of all customs privileges, import duty exemptions, and export incentives held by CB Coconuts, including any privileges granted under a BOI Promotion Certificate. CB Coconuts is in compliance with all conditions attaching to such customs privileges. The consummation of the Merger and the change in the ultimate parent company of CB Coconuts will not result in the revocation, suspension, modification, or loss of any such customs privileges. CB Coconuts is in compliance with all applicable Thai export control regulations administered by the Department of Foreign Trade of Thailand and all requirements of the Thai Customs Department regarding the valuation, classification, and documentation of exported products.
2.15Environmental Matters. Since the Lookback Date, the Company and its Subsidiary have been in compliance with all applicable Environmental Laws in all material respects in connection with the use, maintenance or operation of their respective businesses, assets or Leased Real Property. Neither the Company nor its Subsidiary has received any written notices, demand letters or requests for information indicating that the Company or its Subsidiary is or may be in violation of, or be liable under, any Environmental Law, and neither the Company nor its Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action or investigation under any Environmental Law. No current or prior owner of any property leased or controlled by the Company or its Subsidiary has received any written notice from a Governmental Body since the Lookback Date that alleges that such current or prior owner, the Company or its Subsidiary is violating any Environmental Law in any manner. The Company and its Subsidiary are in compliance with, and have no liability under, any provisions of the Real Property Leases relating in any way to any Environmental Laws or to the use, management or release of Hazardous Substances under the Real Property Leases, in each case in all material respects. The Company has made available to Parent true and complete copies of all environmental permits and approvals held by CB Coconuts in connection with the operation of the Thailand facility.
2.16Insurance. Part 2.16 of the Disclosure Schedule lists each insurance policy (including the policy number, insurer and expiration date) maintained by the Company or its Subsidiary (the “Insurance Policies”). The Company has delivered to Parent complete and correct copies of all Insurance Policies, together with all endorsements, riders and amendments thereto. The Insurance Policies are in full force and effect and all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and neither the

Company nor its Subsidiary is in default of any of its obligations under any of the Insurance Policies. The Company or its Subsidiary has not received written notice of cancellation, termination, or denial of coverage with respect to any such Insurance Policy. The Company has not made any claim under any such policy since the Lookback Date with respect to which an insurer has, in a written notice to the Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and no insurer has threatened in writing to cancel any such policy.
2.17Related Party Transactions. Except as set forth on Part 2.17 of the Disclosure Schedule, no Related Party or employee of the Company and no officer or director of the Company or its Subsidiary has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company or its Subsidiary furnishes or sells, or proposes to furnish or sell, (ii) any interest in any customer or supplier that purchases from or sells or furnishes to the Company or its Subsidiary, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or its Subsidiary is a party (except for any Contract relating to normal compensation or welfare benefits provided for services as an officer, director or employee of the Company or its Subsidiary); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.17. All transactions pursuant to which any Related Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company or its Subsidiary have been on an arm’s-length basis on terms no less favorable to the Company than would be available from an unaffiliated party. Without limiting the generality of the foregoing, Part 2.17 of the Disclosure Schedule discloses the following related-party loan arrangements involving CB Coconuts: (i) a loan agreement dated June 2, 2021, pursuant to which CB Coconuts lent THB 19,000,000 to Phonsuwan Management Co., Ltd. (a company controlled by Mr. Chayakorn Phonsuwan, a director and minority shareholder of CB Coconuts) and (ii) a loan agreement dated June 2, 2021, pursuant to which CB Coconuts lent THB 1,000,000 to Mr. Chayakorn Phonsuwan. The Company represents that each such loan was entered into on arm’s-length terms and in the ordinary course of business, that each has been properly disclosed in the Company Financial Statements, and that the interest rates applied for Thai corporate income tax purposes comply with the transfer pricing requirements of the Thai Revenue Code. Part 2.17 of the Disclosure Schedule sets forth the plan for resolution of such related-party loans prior to or at Closing.
2.18Legal Proceedings; Orders. As of the date of this Agreement, there is no pending Legal Proceeding, and, to the Company’s Knowledge, no Person has threatened in writing to commence any Legal Proceeding: (a) to which the Company or its Subsidiary is a party (either as a plaintiff or defendant) or (b) that challenges, or that would reasonably be expected to prevent, the consummation of the transactions contemplated by this Agreement. There is no Governmental Order to which the Company or its Subsidiary or any of the assets owned or used by the Company or its Subsidiary is subject. Part 2.18 of the Disclosure Schedule lists all settlements, actions, suits, proceedings, hearings, investigations, arbitrations or other legal or administrative proceedings by or against the Company or its Subsidiary since the Lookback Date.
2.19Authority; Binding Nature of Agreement; Vote Required. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. As of the date of this Agreement, the Company Board (by unanimous written consent) has (a) determined that the Merger is advisable and fair and in the best interests of the Company and the Company Stockholders, (b) authorized and approved the execution, delivery, and performance of this Agreement by the Company and approved the Merger, (c) authorized and approved the execution, delivery, and performance of each other agreement, document, or instrument contemplated by this Agreement to which the Company is or will be a party in connection with the Merger, and (d) recommended the adoption of this Agreement by the Company Stockholders and directed that this Agreement be submitted for consideration by the Company Stockholders by written consent. The adoption of this Agreement and approval of the Merger requires the affirmative vote of the Required Company Stockholder Vote. The Required Company Stockholder Vote is the only vote or consent of the holders of any class or series of

Company Capital Stock necessary to adopt this Agreement and approve the Merger. This Agreement constitutes, and each other Related Agreement to which the Company is or will be a party in connection with the Merger will constitute upon execution and delivery by the Company, the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies.
2.20Non-Contravention; Consents. The execution, delivery and performance of this Agreement by the Company and the consummation and performance by the Company of the Merger and the Related Agreements and other transactions contemplated by this Agreement have been duly and validly authorized by all requisite action (which has not been amended, modified or rescinded) and will not: (a) contravene, conflict with, or result in a violation or breach, in any material respect, of any of the provisions of the organizational documents of the Company or its Subsidiary, including, without limitation, any certificate of incorporation, bylaws, voting agreements, stockholders agreements or any other applicable governing documents; (b) contravene, conflict with, or result in a violation or breach, in any material respect, by the Company or its Subsidiary of any Law or Governmental Order applicable to the Company or its Subsidiary; (c) contravene, conflict with, or result in a default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Company or its Subsidiary under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or its Subsidiary (other than a Permitted Encumbrance) (whether after the filing of notice or the lapse of time or both) pursuant to, any Contract; or (d) contravene, conflict with, or result in a violation or breach, in any material respect, of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Company or its Subsidiary or that otherwise relates to the Company’s or its Subsidiary’s business or to any of the assets owned or used by the Company or its Subsidiary. Except as may be required by the DGCL, the HSR Act, or any other governmental regulation or applicable Antitrust Laws, neither the Company nor its Subsidiary is required to obtain any consent, approval, or waiver from any Governmental Body or party to a Contract or make any filing with a Governmental Body, in each case, at any time before the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger. Assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub and that each Related Agreement to which the Company is a party is a valid and binding obligation of the other parties thereto, this Agreement and each Related Agreement to which the Company is a party constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Subject to Section 5.1(p), the Company or its Subsidiary is not required to submit any notice, report or other filing with or to, or obtain any consent, approval or authorization of, any Governmental Body or any other Person in connection with the execution, delivery or performance by it of this Agreement or any Related Agreement it is party to or the consummation of the transactions contemplated by this Agreement.
2.21Certain Business Practices.
(a)Neither the Company, its Subsidiary nor any of their Affiliates is a party to any Contract, or bid with, or has conducted business with (directly or indirectly), any Person located in, or otherwise has any operations in, or sales to, any Sanctioned Jurisdiction. Since the Lookback Date, neither the Company nor its Subsidiary has engaged in any transaction or conducted business, directly or indirectly, with any Sanctions Target. Neither the Company, its Subsidiary nor any of their Affiliates, directors, officers, employees or agents is a Sanctions Target.
2.22Financial Advisor. Other than Whipstitch Capital, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the

Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiary.
2.23Suppliers and Distributors. Part 2.23(a) of the Disclosure Schedule sets forth an accurate, complete and correct list of: (i) the ten (10) largest suppliers and manufacturers to the Company and its Subsidiary during each of 2024 and 2025 and the period from January 1, 2026 through April 30, 2026 (in each case, based on the Dollar amount paid to such supplier during such year or period, as applicable) (the “Top Suppliers”); and (ii) the five (5) largest distributors, wholesalers and retailers of the products during each of 2024 and 2025 and the period from January 1, 2026 through April 30, 2026 (in each case, based on the Dollar amount of revenue recognized during such year or period, as applicable) (the “Top Distributors”). The Company or its Subsidiary has not received any notice, letter, complaint or other communication from any Top Supplier or Top Distributor nor has any Top Supplier or Top Distributor (i) canceled, changed, modified, amended or reduced its business relationship or any commercial terms of its business relationship with the Company or its Subsidiary in a manner that is, or is reasonably likely to be, adverse to the Company or its Subsidiary, (ii) failed to perform its obligations under any Contract with the Company in any manner, (iii) terminated or threatened to terminate its relationship with the Company or its Subsidiary, (iv) had, or threatened to initiate, any dispute, claim, or Proceeding with the Company or its Subsidiary, or (v) been threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company or its Subsidiary consistent with past custom and practice.
2.24Inventory. Part 2.24 of the Disclosure Schedule sets forth the owner and location of each item of Inventory as of a date no more than fifteen (15) days prior to the date of this Agreement. The Company or its Subsidiary is not in possession of any material amount of Inventory not owned by it, other than (a) Inventory held on consignment or subject to retention of title arrangements in the ordinary course of business, (b) Inventory in transit from suppliers or to customers, or (c) Inventory held at third-party co-manufacturers or warehouses pending delivery. All inventories reflected in the Company Financial Statements and all inventory purchased or manufactured since the Balance Sheet Date are valued in accordance with GAAP and using average cost method. As of the date of this Agreement and in all material respects, the Inventory (w) is usable and, with respect to finished goods inventory, saleable and fit for human consumption, (x) is merchantable and fit for its intended use, (y) is in compliance with all applicable Food Laws, and (z) is not expired, obsolete, spoiled, adulterated, contaminated, or materially damaged, except, in each case of clauses (w) through (z), for Inventory that has been disposed of, rotated out, or written down in the ordinary course of business consistent with past practice, (including the normal rotation and disposal of Inventory approaching or past its shelf-life or expiration date in the ordinary course). The inventory levels of the Company as of the date of this Agreement are, in all material respects, consistent with levels maintained in the ordinary course of business, taking into account seasonal fluctuations, production cycles, and reasonably anticipated customer requirements.
2.25Product Warranty. No product warranty or similar claims in excess of $25,000 individually or $50,000 in the aggregate have been asserted in writing against the Company or its Subsidiary since the Lookback Date. To the Company’s Knowledge, no Person has any valid claim against the Company or its Subsidiary for any such product or service warranty, indemnity or similar Liability or under any Law relating to unfair competition or false advertising and no such claim, action or proceeding is currently pending or, to the Company’s Knowledge, threatened in writing, against the Company.
2.26Product Liability and Similar Claims; Product Safety Authorities. Since the Lookback Date, neither the Company nor its Subsidiary has received written notice of any claim or allegation of, and neither the Company nor its Subsidiary has been a party or subject to any Legal Proceeding or Governmental Order relating to bodily or personal injury, death, or property or economic damages, any claim for punitive, exemplary or consequential damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, either the Company or its Subsidiary or their employees. There are no pending product liability claims involving the Company or its Subsidiary and there have not been any such claims against the Company or its Subsidiary relating to the use or existence of asbestos in any of the products, manufacturing process or workplace setting of the Company or its Subsidiary. Neither the Company nor its Subsidiary has been required to file any notification or other report or provide information to any Governmental Body or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put into commerce, no product manufactured or sold by the Company or its Subsidiary has been the subject of any voluntary or mandated recall and to the Company’s Knowledge, there exist no grounds for recall of any such products. All products manufactured, sold, distributed, or put into commerce by the Company or its Subsidiary comply with all applicable Laws. The Company and its Subsidiary are otherwise unaware of any defects in products designed, manufactured, distributed or sold by the Company or its Subsidiary.
2.27Books and Records. The minute books of the Company have been made available, are complete and up-to-date in all material respects, and have been maintained in accordance with sound and prudent business practice. The minutes of the Company contain true, correct and complete records in all material respects of all actions taken, and summaries of all meetings held, by the Company Board (and any committees thereof) and the Company Stockholders since the time of formation of the Company, as the case may be. The Company has made and kept books and records that are true, correct and complete in all material respects and accurately and fairly reflect in all material respects, the business activities of the Company. At the Closing, the minute books and other books and records will be in the possession of the Company.
2.28Bank Accounts. Part 2.28 of the Disclosure Schedule sets forth a complete and accurate list of all banks in which the Company maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto.
2.29Thai Regulatory Compliance of CB Coconuts.
(a)CB Coconuts is classified as a “foreigner” within the meaning of Section 4 of the Foreign Business Act B.E. 2542 (1999) of Thailand (the “Thai FBA”). CB Coconuts holds two Foreign Business Certificates (FBC No. [***] dated October 31, 2025, and FBC No. [***] dated August 8, 2018) issued under the Thailand-U.S. Treaty of Amity (the “FBCs”), and investment promotion certificate No. [***] issued by the Board of Investment of Thailand on August 15, 2024 (the “BOI Promotion Certificate”) for the manufacture of coconut products. Part 2.29(a) of the Disclosure Schedule sets forth the complete details of each such FBC and the BOI Promotion Certificate, including the scope of permitted activities, certificate numbers and dates of issuance. CB Coconuts is, and has at all times been, in compliance in all material respects with the Thai FBA and any conditions attached to such FBCs and BOI Promotion Certificate.
(b)The FBCs authorize CB Coconuts to engage in (a) R&D of product formulas for fruit, vegetable, and agricultural products (including packaging), but expressly excluding domestic trading of local agricultural products, (b) marketing and sales promotion activities and (c) a service business of washing, peeling, cutting, drilling/piercing, and processing vegetables, fruits, and all types of agricultural products, including packaging such goods in packaging materials (expressly excluding domestic trade in local agricultural produce). CB Coconuts’ manufacturing activities are separately covered by the BOI Promotion Certificate. The Company acknowledges that the FBCs are dependent upon the Company’s status as a U.S.-owned and U.S.-controlled entity.
(c)No event has occurred that would give the BOI the right to revoke, suspend, or modify the BOI Promotion Certificate. The consummation of the Merger will not result in the revocation, suspension, modification, or non-renewal of such BOI Promotion Certificate, or require prior notification to or approval from the BOI.
(d)Part 2.29(d) of the Disclosure Schedule discloses (i) the sale-and-leaseback arrangement with Kasikorn Factory and Equipment Co., Ltd. under Lease Agreement

No. [***] dated July 11, 2025, involving the sale and leaseback of a Case Packer (“FIBRE KING” Model WAP25), (ii) the Business Security Agreement registered over machinery imported under BOI duty exemption privileges in connection with the LH Bank credit facilities and (iii) any other encumbrance, transfer, lease, or security arrangement affecting machinery that received import duty exemption under the BOI Promotion Certificate. The Company represents that, to the extent any of the foregoing arrangements required prior BOI approval under the conditions of the BOI Promotion Certificate, such approval has been duly obtained.
(e)The articles of association of CB Coconuts do not contain any restriction on the transfer of shares that would prevent or delay the transfers contemplated by Section 5.1(p) of this Agreement.
2.30Accounts Receivable. All accounts receivable, notes receivable and other receivables of the Company and its Subsidiary reflected in the Company Financial Statements or arising after the Balance Sheet Date (collectively, the “Accounts Receivable”) represent valid obligations arising from bona fide transactions entered into in the ordinary course of business. The Accounts Receivable are collectible in the ordinary course of business, net of any reserves for doubtful accounts reflected in the Company Financial Statements, which reserves have been determined in accordance with GAAP consistently applied. No Account Receivable is subject to any material contest, claim, counterclaim, defense, right of setoff or other dispute, other than any such matter for which an adequate reserve has been established in the Company Financial Statements in accordance with GAAP. There are no circumstances that could reasonably result in such material contest, claim, counterclaim, defense, right of setoff or other dispute.
3.Representations and Warranties of Parent and Merger Sub.
Parent and Merger Sub represent and warrant to the Company as follows:
3.1Due Incorporation. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.2Authority; Binding Nature of Agreement. Parent and Merger Sub have all necessary corporate power and authority to enter into and perform their obligations under this Agreement and each other Related Agreement to which Parent or Merger Sub is or will be a party. The execution, delivery, and performance by Parent and Merger Sub of this Agreement and each Related Agreement to which Parent or Merger Sub is or will be a party have been duly authorized by all necessary action on the part of Parent, Merger Sub, and their respective boards of directors, and by Parent as holder of all outstanding shares of capital stock of Merger Sub. This Agreement constitutes, and each Related Agreement to which Parent or Merger Sub is or will be a party will constitute when executed and delivered by Parent or Merger Sub, as applicable, the legal, valid, and binding obligation of Parent or Merger Sub, as applicable, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief, and other equitable remedies.
3.3Non-Contravention; Consents. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub, or (c) cause a default on the part of Parent or Merger Sub under any Material Contract of Parent or Merger Sub, except, with respect to clauses (b) and (c) only, for violations and defaults that would not reasonably be expected to materially and adversely impact Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. Except as may be required by the DGCL, the HSR Act, or any other governmental regulation or applicable Antitrust Laws, neither Parent nor Merger Sub is required to obtain any consent, approval, or waiver from any Governmental Body or party to a material contract of Parent or Merger Sub at any time before the Closing in connection with the execution and delivery of this Agreement or the consummation of the Merger.

3.4Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
3.5Litigation. As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Parent or Merger Sub, being threatened) against Parent or Merger Sub that would prevent or would reasonably be expected to prevent the consummation of any transactions contemplated by this Agreement.
3.6No Financing; Parent Common Stock. Other than available cash of Parent and Merger Sub, as of the date of this Agreement, there are no financing arrangements or agreements to which Parent or Merger Sub is a party with respect to the transactions contemplated by this Agreement.
(a)The Parent Common Stock to be delivered to the Effective Time Holders pursuant to this Agreement (including any Earnout Stock Consideration), when issued in accordance with this Agreement, (i) will be duly authorized, validly issued, fully paid and non-assessable and (ii) will be free and clear of all Encumbrances (other than restrictions under the Securities Act and applicable state securities laws).
(b)Since June 30, 2025, Parent has timely filed all annual reports, quarterly reports and current reports required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) (all such documents and accompanying disclosure and exhibits filed with the SEC, the “Parent SEC Reports”). For clarity, any disclosure or exhibits furnished to the SEC are not Parent SEC Reports. As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent SEC Reports complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and none of the Parent SEC Reports, at the time of filing (or, if amended prior to the date of this Agreement, as of the date of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in Parent SEC Reports have been prepared in accordance with GAAP consistently applied during the periods involved and fairly present in all material respects the financial position and results of operations of Parent and its Subsidiaries as of the dates and for the periods indicated therein.
3.7Financial Advisor. Except for Evercore, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
4.Covenants and Agreements.
4.1Disclosure. Except as required by applicable Laws or stock exchange rules or regulations, no public release or announcement concerning the transactions contemplated by this Agreement will be issued by Parent or the Company without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); provided that, in the case that applicable Laws or stock exchange rules or regulations require any such disclosure, the affected party will give the other party a reasonable opportunity to review such disclosure in advance and consider in good faith the comments of such other party. Upon the Closing, Parent and the Company will issue a mutually agreed upon press release announcing the Merger. The Company acknowledges that the Parent is a publicly traded company whose securities are listed on a U.S. national securities exchange. The Company further acknowledges and agrees that the Parent and its Affiliates may be required, under applicable federal or state securities laws, rules and regulations of the SEC, or the rules and listing standards of any stock exchange on which the Parent’s securities are listed, to disclose information regarding this Agreement (including the filing of this Agreement publicly with the SEC), the transactions contemplated hereby, and the terms and conditions hereof. The Parent shall be permitted to make any such disclosures as it determines, in its reasonable judgment to be required or advisable under applicable Law, regulation, or stock exchange rule, without the prior consent of the Company; and no such disclosure shall constitute a breach of this Agreement or any confidentiality obligation hereunder.
4.2Indemnification of Officers and Directors of the Company.
(a)All rights to indemnification, exculpation and advancement of expenses by the Company or its Subsidiary existing in favor of those Persons who are or were directors and officers of the Company or its Subsidiary at any time as of or before the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring before the Effective Time, as provided in the organizational documents of the Company or its Subsidiary, as applicable, and as provided in the indemnification agreements between the Company or its Subsidiary, as applicable, and such D&O Indemnified Persons in the forms made available by the Company to Parent before the date of this Agreement, will survive the Merger and will continue in full force and effect in accordance with their terms for a period of six (6) years following the Effective Time. During such six (6)-year period, Parent will not, and will not permit the Surviving Corporation to, amend, repeal or otherwise modify any such provisions in a manner that would adversely affect the rights of the D&O Indemnified Persons thereunder, unless such modification is required by applicable Law.
(b)Before the Effective Time, Company will purchase an extended reporting period endorsement under the Company’s and its Subsidiary’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s and its Subsidiary’s directors and officers, which will provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company and its Subsidiary. The cost of the D&O Tail Policy shall be borne by the Company.
(c)If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent will ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume the obligations set forth in this Section 4.2.
(d)The provisions of this Section 4.2 will survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by Contract or otherwise. This Section 4.2 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.
4.3Employment Benefits Arrangements.
(a)Parent agrees that, for the period commencing on the Closing Date and ending on December 31, 2026 (the “Employee Continuation Period”), Parent will provide, or cause to be provided to, each employee of the Company or its Subsidiary who continues in the employ of the Surviving Corporation, Parent or any of their respective Affiliates following the Effective Time (each, a “Continuing Employee”), with (i) at least the same level of base salary or base wages, as applicable, and target annual cash incentive compensation opportunities that are, in each case as were provided to the Continuing Employees immediately before the Closing, (ii) employee benefits that are no less favorable than those provided to either (A) such Continuing Employee immediately before the Effective Time or (B) similarly situated Parent employees, whichever are greater or more favorable; provided, however, that nothing herein shall limit the ability of Parent or its Affiliates to amend, modify or terminate any compensation or benefit plan, program, policy, agreement or arrangement at any time in accordance with its terms and applicable Law. Parent shall recognize accrued but unused vacation or paid time off balances of Continuing Employees as of the Closing Date to the extent required by applicable Law or by Parent’s applicable policy. Nothing contained in this Agreement shall (A) be construed to establish, amend or modify any compensation or benefit plan, program or arrangement, (B) alter the at-will employment status of any Continuing Employee, or (C) guarantee employment or continued employment for any specified period of time following the Effective Time.
(b)For purposes of eligibility to participate, vesting and benefit levels (but not defined benefit pension accruals) under the employee benefit plans of Parent and its Affiliates providing benefits to each Continuing Employee after the Effective Time and during the Employee Continuation Period, each Continuing Employee will be credited with his or her full and partial years of service with the Company or its Subsidiary before the Effective Time, provided, that no such prior services will be taken into account to the extent that it would result in the duplication of benefits to such Continuing Employee.
4.4Stockholder Approval and Notices.
(a)Concurrently with the execution and delivery of this Agreement, the Company will deliver to Parent the written consent of the Company Stockholders evidencing the Required Company Stockholder Vote (the “Written Consent”).
(b)Promptly after the date of this Agreement, the Company will prepare and mail a notice (as may be amended or supplemented from time to time) to all holders of Company Capital Stock who have not executed the Written Consent, which notice will include (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, and (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL (the “Stockholder Notice”).
(c)The Stockholder Notice will be subject to reasonable review and approval by Parent.
(d)Each party will provide to the other any information for inclusion in the preparation of the Stockholder Notice that may be required by Law and that is reasonably requested by any other party, and Parent and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.
4.5Tax Matters.
(a)Following the Closing, Parent and the Surviving Corporation, on the one hand, and the Securityholder Representative, on the other hand, will cooperate as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and any proceeding, investigation, audit, or review by a Governmental Body regarding Taxes of the Company or its Subsidiary. Such cooperation will include signing any Tax Returns, amended Tax Returns, claims, or other documents necessary to settle any Tax controversy, executing powers of attorney, the retention and (upon the other party’s request) the provision of records and information in such party’s control which are reasonably relevant to any such proceeding, investigation, audit, or review, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement, and making available to the other and to any Governmental Body as reasonably requested all information, records, and documents in such party’s possession relating to Taxes of the Company or its Subsidiary.
(b)All sales, use, value added, transfer, stamp, registration, documentary, excise, real property, personal property or similar Taxes incurred as a result of the transactions contemplated in this Agreement shall be borne fifty percent (50%) by the Effective Time Holders and fifty percent (50%) by Parent. Parent will file all related Tax Returns, and the Securityholder Representative and the Effective Time Holders will cooperate with Parent as may be reasonably requested in connection with any such filings.
(c)In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be: (A) in the case of Taxes that are either (1) Income Taxes, (2) employment, payroll or similar Taxes or (3) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable (after giving effect to amounts that may be deducted from or offset against such Taxes) if the Taxable period ended at the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any corresponding or similar state, local or non-U.S. Tax Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing) shall be allocated on a per diem basis; and (B) in the case of all other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts that may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
(d)For all applicable Tax purposes, Parent and the Company agree to, and no party will take (or permit any of their respective Affiliates to take) any action or filing position inconsistent with, the following Tax treatment of the items specified below:
(i)The Securityholder Representative Reserve will be treated as having been received and voluntarily set aside by the Effective Time Holders on the Closing Date, and no Tax withholding or reporting will be required in connection with the distribution of any portion of the Securityholder Representative Reserve to the Effective Time Holders.
(ii)Except for amounts payable from the Escrow Fund to Effective Time Holders in respect of Company Options (which are addressed in Section 4.5(d)(iii) below), (A) the rights of the Effective Time Holders to the Escrow Fund shall be treated as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code and any corresponding provision of non-U.S., state or local Law, as appropriate, and (B) if and to the extent any amount is released from the Escrow Fund to the Effective Time Holders, interest may be imputed on such amount if required by Section 483 or 1274 of the Code.
(iii)Any payments made in respect of Vested Options pursuant to this Agreement will be treated as compensation paid by the Surviving Corporation or its Subsidiary, as applicable, as and when received by the holder thereof to whom such payment is due, will be net of any Taxes withheld pursuant to Section 1.3, and will, in respect of payments attributable to Employee Options only, be made through the Surviving Corporation’s or its Subsidiary’s, as applicable, standard payroll procedures in accordance with Section 1.2(d). Any applicable withholding Taxes in respect of the portion of the Securityholder Representative Reserve borne by the Effective Time Holders in respect of Employee Options will be withheld from the portion of the Closing Consideration payable in respect of such Employee Options.
(iv)No portion of the Merger Consideration or the Earnout Amount paid to the Effective Time Holders in respect of their Company Capital Stock shall be allocated to any restrictive covenants (including any such covenants contained in any Joinder Agreements) or otherwise treated as compensation. Notwithstanding the foregoing, an amount not to exceed $50,000 in the aggregate shall be allocated to the restrictive covenants.

(e)During the period from the Closing Date until the final determination of the Final Closing Cash Consideration pursuant to Section 1.9, Parent and the Surviving Corporation will not (and will not permit their respective Affiliates, including the Company’s Subsidiary, to) (i) amend any Tax Returns of or regarding the Company or its Subsidiary regarding any Pre-Closing Tax Period, (ii) make or change any Tax election or change any method of accounting that has effect on any Tax Return of the Company or its Subsidiary for a Pre-Closing Tax Period, (iii) agree to extend or waive the statute of limitations regarding Taxes of the Company or its Subsidiary for a Pre-Closing Tax Period, (iv) initiate discussions or examinations (including any voluntary disclosures) with any Tax authority regarding Taxes of the Company or its Subsidiary for any Pre-Closing Tax Period, or (v) engage in any transaction on the Closing Date after the Closing outside the ordinary course of business of the Company or its Subsidiary, in each such case, except (A) with the prior written consent of the Securityholder Representative (which will not be unreasonably withheld, delayed, or conditioned), or (B) if such action does not reduce the consideration payable to the Effective Time Holders pursuant to this Agreement.
(f)The determination of Taxes included in Accrued Pre-Closing Income Taxes, Current Liabilities and any other Taxes included in calculation of the Closing Consideration (as finally determined pursuant to this Agreement) shall, in each case, be calculated in accordance with the following assumptions:
(i)For all Straddle Periods determined in accordance with Section 4.5(c);
(ii)No Taxes are incurred by the Company or its Subsidiary on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement);
(iii)Without taking into account any election made after the Closing (including any election under Section 338 or Section 336 of the Code);
(iv)All Transaction Deductions are included as deductions against taxable income in the Pre-Closing Tax Period to the extent the Transaction Deductions are more likely than not deductible in such period by applicable Law and assuming a timely election is made under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the seventy percent (70%) safe-harbor to any Company Transaction Expenses that are “success based fees” as defined in Treasury Regulations Section 1.263(a)-5(f);
(v)To the extent permitted by applicable Law at a more likely than not level, any net operating losses of the Company arising in taxable periods ending (or deemed to end) on or prior to the Closing Date that are available to reduce Taxes included in Current Liabilities and any other Taxes included in calculation of the Closing Consideration, as applicable, are applied against income arising in Pre-Closing Tax Periods (including, if permitted by applicable Law, pursuant to a carryback);
(vi)Include any prepaid amounts and deferred revenue generated in a Pre-Closing Tax Period of the Company and its Subsidiary that would not otherwise be included in taxable income on or prior to the Closing Date;
(vii)Include any deferred Income Tax liability (or payment) under Code Section 965 (or any analogous or similar provision of Tax Law), any and all Taxes for which the Company or any of its Subsidiary would be liable as a result of an inclusion under Section 951 or 951A of the Code (or any similar provision of state or local Law) if the taxable year of each “foreign corporation” owned by the Company closed on the Closing Date;

(viii)Include any unpaid Income Taxes resulting from an adjustment, if any, that are required under Section 481 of the Code as a result of a change in method of accounting of the Company or its Subsidiary occurring prior to the Closing;
(ix)Any estimated Tax payments (including overpayments carried forward from previous tax periods, but not Tax refunds or credits in lieu thereof) for any Pre-Closing Tax Period shall reduce the liability for Taxes for such period, to the extent such amounts have the effect of reducing the particular current Income Tax Liability being calculated for such jurisdiction and in any event not below zero; and
(x)All such Taxes shall be determined based upon the past practices (including reporting positions, elections and accounting methods but without regard to any reserves) of the Company or its Subsidiary, as applicable, in preparing their respective Tax Returns and solely for jurisdictions in which the Company or its Subsidiary, as applicable, has historically filed Tax Returns prior to Closing and any jurisdictions in which the Company or its Subsidiary, as applicable, has established nexus in the current or immediately preceding taxable year; provided, however, that all such past practices (and if no past practices exist, other determinations reasonably consistent with other past practices of the Company or its Subsidiary) shall be determined at a “more-likely-than-not” level of confidence.
4.6Regulatory Efforts. The parties will cooperate in good faith to prepare and submit any required filings or notifications to the BOI to ensure the continued validity of the BOI promotion privileges. For the avoidance of doubt, any failure to comply with such BOI requirements after the Closing will not constitute a breach or default by the Seller Parties or any of their Affiliates, and the Seller Parties will have no liability for any revocation, suspension, or reduction of BOI privileges resulting from such non-compliance.
4.7Real Estate Matters.
(a)Taxes; Duties. Any transfer taxes, stamp duties, specific business tax, fees, or other duties payable in connection with the acquisition of freehold title to Parcel 1 and Parcel 3 shall be borne by CB Coconuts. If such real property is to be acquired from a Related Party, the acquisition price shall be determined on an arm’s-length basis, and the parties shall prepare contemporaneous transfer pricing documentation as required under Thai law.
(b)Existing Leasehold Arrangement. The parties acknowledge that the existing leasehold arrangement in respect of Parcel 3 used by CB Coconuts shall remain in full force and effect. The Company shall cause CB Coconuts to comply with all terms and conditions of such leasehold arrangement and to maintain such leasehold arrangement in good standing.
4.8Intentionally Omitted.
4.9Securities Filings; Stock Exchange Listing. Parent shall use best efforts to, within four (4) Business Days after the Closing, file with the SEC a registration statement on Form S-3 (or, if Form S-3 is not available, on such other appropriate form) covering the resale of the Closing Stock Consideration, and to file with The Nasdaq Stock Market LLC a listing of additional shares notification to list the Closing Stock Consideration. Parent shall use best efforts to cause such registration statement to become effective as promptly as practicable. To the extent the Parent issues any Earnout Stock Consideration, from the Closing until the date on which all Earnout Stock Consideration (if any) has been issued, Parent shall (a) maintain the listing of the Parent Common Stock on The Nasdaq Stock Market (or another U.S. national securities exchange), (b) reserve and keep available a sufficient number of shares of Parent Common Stock to satisfy its issuance obligations in respect of any Earnout Stock Consideration, and (c) ensure that all shares of Parent Common Stock issued as Earnout Stock Consideration will, when issued, be duly authorized, validly issued, fully paid, non-assessable, and authorized for listing on The Nasdaq Stock Market (or such other exchange), subject to official notice of issuance.

4.10R&W Policy. Parent covenants that the R&W Policy will include a full waiver of subrogation in favor of the Effective Time Holders and their respective Affiliates and Representatives, except as to any Effective Time Holder who has committed Fraud. Parent will not amend, modify, or waive any provision of the R&W Policy that would adversely affect the rights of the Effective Time Holders (including the subrogation waiver) without the prior written consent of the Securityholder Representative.
4.11Release of LH Bank Lien; Distribution of Restricted Account. Following the Closing, Parent and the Surviving Corporation shall cooperate in good faith with the Securityholder Representative to obtain the release of the Encumbrances granted in favor of LH Bank under or in connection with Credit Facilities Agreement No. [***], dated February 1, 2024, by and between LHBPC and CB Coconuts, as amended by Addendum No. [***], dated July 12, 2024, Addendum No. 2 (No. [***]), dated March 4, 2025, and Addendum No. 3 (No. [***]), dated October 27, 2025 (the “2024 LHBPC Agreement”) and Credit Facilities Agreement No. [***], dated October 27, 2025, by and between LHBPC and CB Coconuts, (the “2025 LHBPC Agreement” and together with the 2024 LHBPC Agreement, the “LHBPC Agreements”), including by taking all actions reasonably necessary to discharge or otherwise satisfy the obligations secured thereby, including without limitation the release and cancellation of (i) all mortgages over land (Title Deed No. [***]) and buildings registered in favor of LHBPC, (ii) all business security registrations in favor of LHBPC over machinery and rights in deposit accounts, and (iii) all personal guarantees provided by Mr. Chayakorn Phonsuwan and Mr. Benjamin Thomas Minges in favor of LHBPC. Upon the full and unconditional release of all such liens and Encumbrances by LH Bank in connection with the LHBPC Agreements (the “Lien Release”), Parent shall cause the Surviving Corporation to promptly (and in any event within five (5) Business Days following the Lien Release) convert the funds standing to the credit of CB Coconuts bank account number [***] (the “Restricted Account”), which the parties acknowledge holds approximately THB 10,000,000 as of the date of this Agreement and which has been pledged or otherwise encumbered in connection with the LHBPC Agreements (the “Released Account Funds”), from Thai Baht into United States Dollars at the mid-market exchange rate published by the Wall Street Journal (or, if not so published, a comparable internationally recognized source agreed upon by the parties in writing) as of the close of business on the Business Day immediately preceding the date of such conversion, and transfer such converted amount in United States Dollars to the Paying Agent by wire transfer of immediately available funds for distribution to the Effective Time Holders in accordance with their respective Pro Rata Portions as set forth in the Consideration Spreadsheet (as updated by the Securityholder Representative if necessary to reflect the distribution of such amounts). Parent shall provide the Securityholder Representative with prompt written notice upon the occurrence of the Lien Release. The Released Account Funds shall be distributed to Effective Time Holders net of any applicable Tax withholding, and the parties agree to treat such distribution as an adjustment to the Merger Consideration for applicable Tax purposes to the extent permitted by applicable Law. For the avoidance of doubt, the Released Account Funds are not included in the calculation of Closing Date Cash or Closing Net Working Capital, and Parent shall have no obligation to make any payment in respect of the Restricted Account other than to cause the distribution of the Released Account Funds following the Lien Release in accordance with this Section 4.11.
5.Closing Deliverables.
5.1Company Deliverables. At or prior to the Closing Date, the Company will deliver, or cause to be delivered, to Parent, the following (duly executed as appropriate):
(a)a certificate (the “Company Certificate”) of an executive officer of the Company, dated as of the Closing Date, certifying (i) the Company’s and its Subsidiary’s organizational documents are true and complete, (ii) the resolutions approving the consummation of the transactions contemplated by this Agreement and the Related Agreements are true and complete, (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder.
(b)a properly executed statement, dated as of the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and in a form reasonably acceptable to Parent, certifying that interests in the Company do not constitute U.S. real property interests within the meaning of Section 897(c) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company following the Closing;
(c)a certificate of good standing of the Company from the Secretary of State of the State of Delaware;
(d)the Escrow Agreement, duly executed by the Securityholder Representative;
(e)the Paying Agent Agreement, duly executed by the Securityholder Representative;
(f)offer letter, duly executed by Ben Minges (the “Offer Letter”);
(g)Management Joinder Agreements duly executed by each of the Management Effective Time Holders;
(h)the other Joinder Agreements duly executed by each of the Effective Time Holders that are not Management Effective Time Holders;
(i)resignations of the directors and officers of the Company and CB Coconuts;
(j)the final Consideration Spreadsheet delivered by or on behalf of the Company in accordance with Section 1.7 to be appended to this Agreement as EXHIBIT D;
(k)the Estimated Closing Statement in accordance with Section 1.8;
(l)executed customary payoff letters in connection with the repayment of the outstanding Indebtedness of the Company and its Subsidiary required to be repaid at the Closing set forth on the Consideration Spreadsheet;
(m)executed customary payoff letters in connection with the repayment of the outstanding Company Transaction Expenses of the Company and its Subsidiary required to be repaid at the Closing set forth on the Consideration Spreadsheet;
(n)executed releases of all the personal guarantees provided by Benjamin Minges and Chayakorn Phonsuwan in connection with certain equipment leases and loans of CB Coconuts, as disclosed in Part 5.1(m) of the Disclosure Schedule (the “Founder Guarantees”), in each case in form and substance reasonably satisfactory to Parent, from each financial institution or other creditor holding the benefit of such Founder Guarantee, effective as of the Closing Date;
(o)evidence of the transfer of all of the equity interest in CB Coconuts currently held by Chayakorn Phonsuwan and Benjamin Thomas Minges, as specified in Section 2.2(e) to either (a) the Company or (b) Parent or its designee, in each case in compliance with applicable Thai Law and the organizational documents of CB Coconuts, together with (i) duly executed instruments of transfer in the form required under the Thai Civil and Commercial Code with the applicable stamp duty affixed thereon (such stamp duty to be borne solely by the respective seller of such equity interest), (ii) duly adopted board resolutions and/or shareholder resolutions of CB Coconuts approving such transfers, (iii) evidence that such transfers have been duly recorded in the shareholder register of CB Coconuts and (iv) the new list of shareholders reflecting such transfers have been duly filed with the Department of Business Development of Thailand;

(p)evidence to Parent that (i) CB Coconuts is the registered owner of Parcel 1 at the relevant Land Department office, (ii) all Encumbrances on Parcel 1 (including any mortgage in favor of LH Bank) have been discharged or assumed by CB Coconuts, and (iii) the related-party loan of THB 19,000,000 from CB Coconuts to Phonsuwan Management Co., Ltd. has been fully repaid or settled;
(q)as to the Effective Time Holders that will receive Parent Common Stock, the Registration Rights Agreement;
(r)evidence to Parent that the Company has purchased the D&O Tail Policy in accordance with Section 4.2(b);
(s)evidence of the termination of the Contracts set forth on Part 5.1(r) of the Disclosure Schedule;
(t)the Written Consent evidencing the Required Company Stockholder Vote;
(u)evidence that the Company has made full payment of all outstanding Indebtedness under Credit Facilities Agreement No. [***] dated October 27, 2025;
(v)evidence to Parent that CB Coconuts’ freehold title to Parcel 1 has been duly registered in the name of CB Coconuts at the relevant Land Department office in Thailand, and that all Encumbrances on Parcel 1 (including any mortgage in favor of LH Bank), in accordance with Section 4.7(a) have been discharged, released, assumed, or otherwise addressed in form and substance reasonably satisfactory to Parent;
(w)evidence to Parent that the related-party loan of THB 19,000,000 from CB Coconuts to Phonsuwan Management Co., Ltd. shall have been fully repaid or settled;
(x)Option Termination Agreements, duly executed by each Company Optionholder;
(y)a duly executed option agreement, governed by Thai law, between CB Coconuts and the current owners of Parcel 3 (Mr. [***] and Ms. [***]), in form and substance reasonably satisfactory to Parent, granting CB Coconuts the irrevocable and exclusive right to purchase freehold title to Parcel 3 at a price and on terms set forth therein (the “Parcel 3 Option Agreement”), which Parcel 3 Option Agreement shall (a) have a term of not less than two (2) years from the Closing Date, (b) be binding upon the heirs, successors, and assigns of the current owners, (c) prohibit the current owners from selling, transferring, encumbering, or otherwise disposing of Parcel 3 during the option period without the prior written consent of CB Coconuts, and (d) be governed by Thai law; and
(z)such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
5.2Parent Deliverables. At or prior to the Closing Date, the Parent will deliver, or cause to be delivered, to Company, the following (duly executed as appropriate):
(a)the Escrow Agreement, duly executed by Parent and the Escrow Agent;
(b)the Paying Agent Agreement, duly executed by Parent and the Paying Agent;
(c)the Offer Letter, duly executed by Parent;
(d)a copy of the R&W Policy, including the binder, effective as of the Effective Time;

(e)the Registration Rights Agreement, duly executed by the Parent;
(f)a certificate dated as of the Closing Date, duly executed by an officer of Parent certifying as to true and complete copies of the resolutions of Parent, duly authorizing and approving the execution, delivery, and performance of this Agreement, the Related Agreements to which Parent is a party and the transactions contemplated by this Agreement; and
(g)the Merger Sub Stockholder Consent.
6.Expiration of Representations; No Seller Indemnification.
6.1Expiration of Representations. Other than in the case of Fraud, all representations and warranties of the Company set forth in this Agreement will terminate and expire and will cease to have any further force or effect as of the Closing. All covenants or agreements set forth in this Agreement required to be performed or complied with by the Company at or before the Closing will terminate and expire and will cease to have any further force or effect as of the Closing. All covenants and agreements set forth in this Agreement or in any Related Agreement that by their terms are to be performed after the Closing shall survive the Closing for the time periods specified herein or therein or, if not specified therein, until fully performed. For the avoidance of doubt, the termination of the Company’s representations and warranties at the Closing will not affect (a) the time periods during which any indemnification claim may be made by Parent under the R&W Policy (subject to the terms thereof), or (b) any claim based on Fraud. It is expressly acknowledged and agreed that (i) the twenty (20)-year statute of limitations contemplated by Section 8106(c) of Title 10 of the DGCL will not apply to this Agreement and (ii) any limitations period applicable to claims against Effective Time Holders will be limited to the periods expressly set forth in Section 6. The parties acknowledge and agree that the time periods and limitations set forth in this Section 6.1 are a material part of the basis of the bargain underlying this Agreement and reflect the agreed-upon allocation of risk between the parties, and that the Merger Consideration and other terms of this Agreement were negotiated and agreed to in express reliance upon such time periods and limitations.
6.2No Seller Indemnification. No Effective Time Holder will have any obligation to indemnify Parent, the Surviving Corporation, or any of their respective Representatives or Affiliates (collectively, the “Indemnified Parties”) for any Damages of any kind, and the Indemnified Parties will have no recourse against any Effective Time Holder (whether based on contract, tort, strict liability, or otherwise), except solely in the case of Fraud as set forth in Section 6.3 and subject to all limitations set forth therein. Other than in the event of Fraud, Parent’s sole recourse for any breach of the representations and warranties of the Company set forth in Section 2 will be under the R&W Policy, and Parent agrees not to seek recovery from any Effective Time Holder for any such breach. Parent hereby releases each Effective Time Holder from any and all claims and causes of action (whether known or unknown, fixed or contingent, matured or unmatured) arising out of or relating to this Agreement or the transactions contemplated hereby, other than (a) as set out in such Equityholder’s Joinder Agreement or (b) for Fraud pursuant to Section 6.3.
6.3Fraud. Notwithstanding Section 6.2, if an Effective Time Holder committed Fraud in the making of the representations and warranties set forth in Section 2, the Indemnified Parties will be entitled, without limitation, to recover all of such Indemnified Party’s Damages directly from such Effective Time Holder; provided that before asserting any claim for Fraud directly against any Effective Time Holder, Parent must first submit such claim under the R&W Policy and use commercially reasonable efforts to obtain recovery thereunder (provided that Parent shall not be required to incur material expense other than paying the retention thereunder in an effort to recover). Notwithstanding the foregoing, upon a Final Fraud Determination, Parent will have the right, but not the obligation, to offset the amount of Damages awarded or agreed in such Final Fraud Determination against any unpaid Earnout Amount (the “Earnout Offset Right”); provided that (i) the Earnout Offset Right will apply against the Earnout Amount generally and will reduce the total Earnout Amount otherwise payable to all Effective Time Holders, which reduction shall be allocated among the Effective

Time Holders in proportion to their respective Pro Rata Portions and (ii) Parent will provide prompt written notice to the Securityholder Representative of its intent to exercise the Earnout Offset Right, specifying the amount to be offset and the Final Fraud Determination upon which it is based. For the avoidance of doubt, the Earnout Offset Right is the sole mechanism by which Fraud may affect the Earnout Amount payable to Effective Time Holders other than the Effective Time Holder who committed such Fraud, and no Effective Time Holder will have any personal liability under this Agreement for Fraud committed by any other Effective Time Holder.
6.4Sole Recourse. Parent acknowledges and agrees that:
(a)Parent’s sole recourse for any breach of the representations and warranties of the Company will be under and in accordance with the terms of the R&W Policy, and no Effective Time Holder will have any liability therefor other than in the event of Fraud. For the avoidance of doubt, there is no indemnification escrow under this Agreement, and the Escrow Fund established pursuant to Section 1.5(c) is solely for the purpose of satisfying post-Closing adjustment obligations pursuant to Section 1.9. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Earnout Offset Right set forth in Section 6.3 is not subject to the sole recourse limitation set forth in this Section 6.4(a);
(b)the sole circumstance in which any Effective Time Holder may have liability to an Indemnified Party with respect to a breach of any representations and warranties hereunder is in the case of Fraud, and then only in accordance with Section 6.3, including the requirement that Parent first use commercially reasonable efforts to obtain recovery under the R&W Policy;
(c)in no event will the Escrow Fund or any other funds held in escrow be available to satisfy any claim for Fraud or any other claim of any Indemnified Party against any Effective Time Holder; and
(d)notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement, and no Non-Recourse Party will have any liability relating to this Agreement or any of the transactions contemplated herein; provided, however, that notwithstanding the foregoing, Section 7.1 will be binding upon, and enforceable by the Securityholder Representative against, the Effective Time Holders in its entirety.
6.5Fraud Claims. If Parent or any Indemnified Party intends to assert a claim for Fraud pursuant to Section 6.3, Parent will give prompt written notice to the Securityholder Representative setting forth: (a) the specific representation or warranty alleged to have been the subject of such Fraud; (b) the facts and circumstances supporting the allegation of Fraud (including the identity of the Effective Time Holder alleged to have committed Fraud) and (c) the Damages that have been incurred or are anticipated to be incurred. The delivery of such notice in compliance with this Section 6.5 is a condition precedent to the right of any Indemnified Party to assert or pursue any claim for Fraud.
6.6Exclusivity. From and after the Closing, other than in the case of Fraud, breaches of covenants under this Agreement or any Related Agreement, and claims brought pursuant to Section 7.12, (a) the R&W Policy is the sole and exclusive remedy of Parent and the other Indemnified Parties for any breach of the representations and warranties of the Company set forth in this Agreement, (b) no Effective Time Holder will have any liability to any Indemnified Party under this Agreement or otherwise in connection with the transactions contemplated hereby for breaches of representations and warranties (except solely in the case of Fraud pursuant to Section 6.3), and (c) Parent hereby waives and releases, to the fullest extent permitted by Law, any and all claims against the Effective Time Holders arising out of or relating to any breach of any representation or warranty of the Company set forth in this Agreement, other than claims for Fraud pursuant to Section 6.3.
6.7Limitation on Damages. Notwithstanding anything to the contrary in this Agreement, in no event will (a) the aggregate liability of all Effective Time Holders under this

Agreement (including for Fraud) exceed the aggregate amount of the Merger Consideration actually paid to all Effective Time Holders, (b) the aggregate liability of any individual Effective Time Holder under this Agreement exceed the portion of the Merger Consideration actually paid to such Effective Time Holder (other than as set forth in such Effective Time Holder’s Joinder Agreement) or (c) any Effective Time Holder have any liability for the breach of any representation, warranty, covenant, or agreement of the Company or any other Effective Time Holder (other than solely in the case of Fraud by such Effective Time Holder pursuant to Section 6.3).
6.8No Circular Recovery. After the Closing, the Effective Time Holders will not have any right of contribution, right of indemnity or other right or remedy against Parent or the Surviving Corporation, or any of their directors, officers or employees, for any breach of any representation, warranty, covenant or agreement of the Company. Parent will not have any right of contribution, right of indemnity, or other right or remedy against the Effective Time Holders except solely in the case of Fraud pursuant to Section 6.3.
6.9Treatment of Fraud Payments. Any payments made pursuant to Section 6 will constitute an adjustment of the Merger Consideration for Tax purposes to the extent permitted by applicable Law.
7.Miscellaneous Provisions.
7.1Securityholder Representative.
(a)By virtue of the approval of the Merger and this Agreement by the Effective Time Holders and without any further action of any of the Effective Time Holders or the Company, Shareholder Representative Services LLC is appointed, authorized, and empowered as of the Closing to act as the representative, exclusive agent and true and lawful attorney-in-fact (the “Securityholder Representative”) of the Effective Time Holders for all purposes in connection with this Agreement and the agreements ancillary hereto, including with all power and authority to act on behalf of each Effective Time Holder in connection with, and to facilitate the consummation of, the transactions contemplated by this Agreement, to take any and all actions and make any and all decisions required or permitted to be taken or made by the Securityholder Representative under this Agreement, the Escrow Agreement, the Securityholder Representative Engagement Agreement, and any other agreements ancillary hereto or thereto, including the exercise of the right to (i) give and receive notices and communications under Section 6 or the Escrow Agreement, (ii) authorize payments from the Escrow Fund in satisfaction of amounts payable pursuant to Section 1.9; (iii) object to claims for indemnification made by the Indemnified Parties under Section 6; (iv) agree to, negotiate, enter into settlements and compromises of and comply with arbitration awards and Governmental Orders regarding claims for indemnification made by the Indemnified Parties under Section 6; (v) grant any consent, waiver or approval on behalf of the Effective Time Holders under this Agreement; and (vi) take or refrain from taking the foregoing and all other actions necessary or appropriate in the good faith judgment of the Securityholder Representative in connection with or otherwise relating to this Agreement, the Escrow Agreement and the Securityholder Representative Engagement Agreement. Notwithstanding the foregoing, the Securityholder Representative will have no obligation to act on behalf of the Effective Time Holders, except as expressly provided in this Agreement, in the Escrow Agreement, in the Paying Agent Agreement and in the Securityholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. Each Effective Time Holder irrevocably appoints the Securityholder Representative as of the Closing as the sole representative of the Effective Time Holders to act as the agent and on behalf of such Effective Time Holders in connection with the foregoing. The powers, immunities and rights to indemnification granted to the Securityholder Representative Group under this Agreement: (1) are coupled with an interest and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Effective Time Holder and will be binding on any successor thereto, (2) will survive the delivery of an assignment of the whole or any part of the Escrow Fund, and (3) will survive the consummation of the Merger and the transactions contemplated by this Agreement and the Escrow Agreement. The Securityholder Representative may resign at any time by notice to Parent. The identity of the Securityholder

Representative may be changed, and a successor Securityholder Representative may be appointed, from time to time (including in the event of the resignation or the death, disability or other incapacity of the Securityholder Representative) by Effective Time Holders whose aggregate Pro Rata Portions as of such time exceed fifty percent (50%), and any such successor will succeed the Securityholder Representative as Securityholder Representative under this Agreement. No bond will be required of the Securityholder Representative. From and after the Effective Time, a decision, act, consent or instruction of the Securityholder Representative will be final, binding and conclusive upon each Effective Time Holder and their successors as if expressly confirmed and ratified in writing, may be relied upon by Parent, and all defenses which may be available to any Effective Time Holder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement, the Escrow Agreement, the Paying Agent Agreement or the Securityholder Representative Engagement Agreement are waived. The Securityholder Representative will act as a representative and agent only, and will not owe any fiduciary duty to the Effective Time Holders or any Person.
(b)Certain Effective Time Holders have entered into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement, the Escrow Agreement, the Paying Agent Agreement and the Securityholder Representative Engagement Agreement (such Effective Time Holders, including their individual Representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents, and employees nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”), will be liable to the Effective Time Holders in connection with the Securityholder Representative’s services or for any action or failure to act in connection with the acceptance or administration of the Securityholder Representative’s responsibilities hereunder, under the Escrow Agreement, under the Paying Agent Agreement or under the Securityholder Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. The Securityholder Representative will not be liable for any action or omission pursuant to the advice of counsel.
(c)The Effective Time Holders acknowledge that the Securityholder Representative will be entitled to: (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder or other party. Each Effective Time Holder will, severally and not jointly and in accordance with such Effective Time Holder’s Pro Rata Portion, indemnify, defend, and hold harmless the Securityholder Representative Group and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, judgments, amounts paid in settlement, costs, and expenses (including attorneys’ fees and court costs, costs of other skilled professionals, and in connection with seeking recovery from insurers) (collectively, “Representative Loss(es)”) arising out of or in connection with the acceptance or administration of the Securityholder Representative’s responsibilities hereunder, under the Escrow Agreement, under the Paying Agent Agreement or under the Securityholder Representative Engagement Agreement, including any arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Securityholder Representative pursuant to the terms of this Agreement, the Escrow Agreement, the Securityholder Representative Engagement Agreement, and any other agreements ancillary hereto or thereto, in each case as such Representative Loss is incurred or suffered. The Securityholder Representative will be entitled to recover any such Representative Losses without the requirement of any consent or approval by Parent or any other Person. The Effective Time Holders acknowledge that the Securityholder Representative will not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties, or privileges or pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Securityholder Representative Engagement Agreement or the

transactions contemplated hereby or thereby. Furthermore, the Securityholder Representative will not be required to take any action unless the Securityholder Representative has been provided with funds, security, or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses, and liabilities which may be incurred by the Securityholder Representative in performing such actions. If Parent or other Indemnified Party is entitled to recovery of any amount exceeding the available balance of any available escrow, it must proceed directly against each Effective Time Holder from whom it seeks recovery. The Securityholder Representative will have no role, nor will an Indemnified Party involve it, in the recovery effort. The foregoing includes, but is not limited to, recovery for indemnity claims that are not limited by any available escrow, and fee shifting and/or prevailing party provisions in connection with any dispute. An Indemnified Party will never seek to collect or recover any amount directly from the Securityholder Representative, rather than from any available escrow amount. All of the indemnities, immunities, and powers granted to the Securityholder Representative Group under this Agreement will survive the Merger and the Closing, any termination of this Agreement, or the resignation or removal of the Securityholder Representative or any member of the Advisory Group.
(d)If not paid directly to the Securityholder Representative by the Effective Time Holders, the Representative Losses will be satisfied (i) from the Securityholder Representative Reserve, (ii) to the extent the amount of the Representative Losses exceeds the Securityholder Representative Reserve, from the Escrow Fund, to the extent of any amount of the Escrow Fund that has not been used to satisfy an adjustment to the Closing Consideration pursuant to Section 1.9, and at such time as remaining amounts of the Escrow Fund would otherwise be distributed to the Effective Time Holders and/or from any other funds otherwise distributable to the Effective Time Holders at the time of distribution, and (iii) to the extent the amount of the Representative Losses exceeds amounts readily available to the Securityholder Representative under (i) and (ii), from each Effective Time Holder, severally and not jointly and in accordance with such Effective Time Holder’s Pro Rata Portion; provided, that while this section allows the Securityholder Representative to be paid from the sources of funds specified in (i) and (ii) above, this does not relieve the Effective Time Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Effective Time Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Effective Time Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative Group under this Section 7.1. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative, or the termination of this Agreement. The Securityholder Representative is not providing any investment supervision, recommendations, or advice and will have no responsibility or liability for any loss of principal of the Securityholder Representative Reserve other than as a result of its gross negligence or willful misconduct. The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes, and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Securityholder Representative Reserve and has no tax reporting or income distribution obligations. The Effective Time Holders will not receive any interest or earnings on the Securityholder Representative Reserve and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. Subject to Advisory Group approval, the Securityholder Representative may contribute funds to the Securityholder Representative Reserve from any consideration otherwise distributable to the Effective Time Holders. As soon as practicable after the date on which the final obligation of the Securityholder Representative under this Agreement and the Escrow Agreement have been discharged or when otherwise reasonably determined by the Securityholder Representative that the Securityholder Representative Reserve is no longer required to be withheld, the Securityholder Representative will remit any amounts remaining in the Securityholder Representative Reserve to the Paying Agent and/or to the Surviving Corporation for further distribution to the Effective Time Holders (consistent with the procedures set forth in Section 1.5(a)) based on their respective Pro Rata Portion. Notwithstanding anything in this Agreement to the contrary (including Section 7.6), this Section 7.1 will be binding upon, and enforceable by the Securityholder Representative against, the Effective Time Holders in its entirety.
7.2Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
7.3Waiver.
(a)No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)No party will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.
7.4Entire Agreement; Counterparts; Exchanges by Electronic Delivery. This Agreement, the Confidentiality Agreement, and the Related Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties regarding the subject matter of this Agreement and thereof. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. This Agreement may be executed by electronic transmission, which will be deemed an original.
7.5Applicable Law; Venue; Waiver of Jury Trial.
(a)This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(b)Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.
(c)Each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and thereby.

7.6Assignability; Third Party Beneficiaries; No Recourse.
(a)Subject to Section 7.6(a), this Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided that (i) neither this Agreement nor any of the rights or obligations of any party hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the other parties’ prior written consent will be void and of no effect and (ii) this Agreement will be binding upon the Effective Time Holders.
(b)Except as set forth in this Agreement, including Section 3, nothing in this Agreement is intended to or will confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
7.7Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate parts corresponding to the subsections of Section 2 and Section 4.1. The representations and warranties contained in Section 2 are subject to (a) the exceptions and disclosures set forth in the Part of the Disclosure Schedule corresponding to the particular subsection of Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent on its face that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedule will be construed as an admission or indication that such item or other matter is material (nor will it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.
7.8Waiver of Conflict of Interest; Privileged Communications.
(a)Each of the parties hereto acknowledges and agrees that Cooley LLP (the “Firm”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated by this Agreement.
(b)Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Company following the Closing to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) the Firm’s representation of the Company before the Closing and (ii) the Firm’s representation of the Securityholder Representative and/or any of the Effective Time Holders (collectively, the “Seller Parties”) before and after the Closing.
(c)Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of the Firm, the Company, any of the Seller Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) will be deemed to be retained and owned collectively by the Seller Parties, will be controlled by the Securityholder Representative on behalf of the Effective Time Holders and will not pass to or be claimed by Parent or, following the Closing, the Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) will remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto will belong solely to the Securityholder Representative and the Effective Time Holders, will be controlled by the Securityholder Representative on behalf of the Effective Time Holders and will not pass to or be claimed by any of Parent or, following the Closing, the Company; provided that nothing contained herein will be deemed to be a waiver by any of Parent or any of their Affiliates (including, after the Closing, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
(d)Notwithstanding the foregoing, in the event that a dispute arises between Parent or, after the Closing, the Company, on the one hand, and a third party other than a Seller Party, on the other hand, Parent or, following the Closing, the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, that neither Parent nor, following the Closing, the Company may waive such privilege without the prior written consent of the Securityholder Representative. In the event that Parent or, following the Closing, the Company is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Parent will immediately (and, in any event, within two (2) Business Days) notify the Securityholder Representative in writing (including by making specific reference to this Section 7.8(d)) so that the Securityholder Representative may seek a protective order and Parent agrees to use commercially reasonable efforts to assist therewith.
(e)To the extent that files or other materials maintained by the Firm constitute property of its clients, only the Securityholder Representative and the Effective Time Holders will hold such property rights, and the Firm will have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between the Firm, on the one hand, and the Company, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a Legal Proceeding by an unrelated third party.
(f)Parent agrees on behalf of itself and, following the Closing, the Company, (i) to the extent that Parent or, after the Closing, the Company receives or takes physical possession of any Deal Communications, (A) such physical possession or receipt will not, in any way, be deemed a waiver by any of the Seller Parties or any other Person, of the privileges or protections described in this section, and (B) neither Parent nor, following the Closing, the Company will assert any claim that any of the Seller Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Securityholder Representative or any Effective Time Holder waive the attorney-client or other privilege, or by otherwise asserting that Parent or, following the Closing, the Company has the right to waive the attorney-client or other privilege, and (iii) not to seek to obtain the Deal Communications from the Firm so long as such Deal Communications would be subject to a privilege or protection if they were being requested in a Legal Proceeding by an unrelated third party.
7.9Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company (or the Securityholder Representative following the Closing) and Parent at any time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote); provided that after any such adoption of this Agreement by the Required Company Stockholder Vote, no amendment will be made that by applicable Law requires further approval of the Company Stockholders without the further approval of such Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent (before the Closing) or Parent and the Securityholder Representative (after the Closing).
7.10Notices. All notices, requests, demands, consents, waivers and other communications under this Agreement will be in writing and will be deemed to have been duly given or made as follows: (a) if sent by email (with confirmation of transmission and no “bounce back” or similar error message), on the date sent if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; (b) if delivered by hand or by nationally recognized overnight courier service (such as Federal Express or UPS), on the date of delivery as evidenced by the courier’s records; (c) if sent by registered or certified mail, return receipt requested, on the earlier of the date of receipt or five (5) Business Days after mailing; or (d) if sent via a reputable document-sharing or electronic signature platform (such as DocuSign or similar service) that provides confirmation of delivery, on the date of confirmed delivery. For purposes of this Section 7.10, “normal business hours” means 9:00 a.m. to 5:00 p.m. local time of the recipient on a Business Day. Notices will be effective only if delivered to the address or email address set forth below (or to such other address or email address as a party may designate by notice given in accordance with this Section 7.10):
if to Parent, Merger Sub or the Surviving Corporation:
The Vita Coco Company, Inc.
111 Fifth Avenue, Second Floor
New York, NY 10003
Attention: Alison Klein, General Counsel
Email: [***]
with a copy (which will not constitute notice) to:
Ballard Spahr LLP
Attention: Kimberly W. Klayman
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
Email: [***]
if to the Company (prior to the Closing):
Copra Inc.
950 Third Avenue
10th Floor
New York, NY 10022
Attention: Benjamin Minges, Chief Executive Officer
Email: [***]
with a copy (which will not constitute notice) to:
Cooley LLP
1144 15th Street, Suite 2300
Denver, CO 80202
Attention: Kester Spindler and Mystery Murphy
Email: [***] and [***]
if to the Securityholder Representative:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: [***]
with a simultaneous copy (which will not constitute notice) to:
Cooley LLP
1144 15th Street, Suite 2300
Denver, CO 80202
Attention: Kester Spindler and Mystery Murphy
Email: [***] and [***]
7.11Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. If such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
7.12Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that, each party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity, exclusively in the courts specified in Section 7.5. The parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Seller Parties and/or Securityholder Representative, on the one hand, and to prevent or restrain breaches of this Agreement by Parent, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.
7.13Reliance; No Implied Representations.
(a)Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Parent acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 2 (as qualified by the related portions of the Disclosure Schedule) or in the Company Certificate, and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company); and (ii) none of the Effective Time Holders, the Company or any other Person has made any representation or warranty as to an Effective Time Holder, the Company or the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives, except as expressly set forth in Section 2 (as qualified by the related portions of the Disclosure Schedule) or in the Company Certificate.
7.14Further Assurances.
(a)In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request.
(b)In connection with the due diligence investigation of the Company by Parent and its Affiliates and Representatives, Parent and its Affiliates and Representatives have received and may continue to receive after the date of this Agreement from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent will have no claim against the Company, its Representatives, the Effective Time Holders, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, Parent hereby acknowledges that, except for the representations and warranties expressly set forth in Section 2 (as qualified by the related portions of the Disclosure Schedule) or in the Company Certificate, neither the Company, nor any of its Representatives or the Effective Time Holders or any other Person has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans, or with respect to any other information provided to Parent, and there will be no liability that may be based on such information or errors therein or omissions therefrom.
7.15Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.
(b)The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.
(c)As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(d)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
(e)The bold-faced headings set forth in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.
(f)Any document uploaded to the online data room utilized for the transactions contemplated by this Agreement or delivered by electronic mail to Parent or any of its Representatives, in each case, before the date of this Agreement, will be considered “made available,” “furnished,” “delivered” or “provided” for purposes of this Agreement.
(g)As used in this Agreement, the words “shall” and “will” are used interchangeably and have the same meaning; both indicate an affirmative obligation or duty.
(h)Unless the context requires otherwise, the word “or” will be inclusive such that for example, “A or B” will be deemed to mean “A or B or both A and B.”
[Remainder of Page Intentionally Left Blank]

The parties have caused this Agreement to be executed as of the date first above written.
Copra Inc.
By:    /s/ Benjamin Minges
Name:    Benjamin Minges
Title:    Chief Executive Officer
The Vita Coco Company, Inc.
By:    /s/ Martin Roper
Name:    Martin Roper
Title:    Chief Executive Officer

Pinkco Inc.
By:    /s/ Michael Kirban
Name:    Michael Kirban
Title:    President
Shareholder Representative Services LLC, solely in its capacity as the Securityholder Representative
By:    /s/ Sam Riffe
Name:    Sam Riffe
Title:    Managing Director

Signature Page to Merger Agreement

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“Accounting Principles” means (i) the accounting principles, methodologies, practices and procedures described in EXHIBIT B (“Specific Policies”); (ii) to the extent not inconsistent with paragraph (i) and only to the extent consistent with GAAP, the accounting principles, policies, methodologies, practices and procedures applied in the Company Financial Statements dated December 31, 2025, and (iii) if not otherwise addressed in (i) and (ii), GAAP. For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).
“Accredited Investor” means a Person who is an ‘accredited investor’ within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended.
“Accrued Pre-Closing Income Taxes” shall mean an amount (which shall not be less than zero dollars ($0) with respect to the Company or its Subsidiary (for the avoidance of doubt treated separately) in any jurisdiction, tax period or tax regime) equal to the aggregate amount of any unpaid Income Taxes of the Company or its Subsidiary for any Pre-Closing Tax Period (whether or not yet due and payable) determined in accordance with Section 4.5(c) and Section 4.5(f).
“Affiliate” means, when used with respect to any specified Person, any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“Aggregate Merger Consideration” means the value of the sum of the Closing Cash Consideration plus the Closing Stock Consideration, which shall equal $175,000,000.00.
“Aggregate Option Exercise Amount” means the aggregate dollar amount that would be payable to the Company upon the exercise of all Vested Options.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, any legislation implementing the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities (including the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.) or any related or similar Law), in each case as amended from time to time.
“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, each as amended, and all other applicable regulations, whether federal, state or foreign, that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition through merger or acquisition or the
Exhibit A-1

creation or strengthening of a dominant position through merger or acquisition, in each case, that are applicable to the Merger.
“Business” means the business of the Company and its Subsidiary as conducted as of the date of the Agreement and as of the Closing Date, which consists of the manufacture, processing, packaging, marketing, sale, and distribution of premium organic coconut water and other coconut-based products (including coconut meat, coconut nectar, coconut purée, and coconut smoothies), both under the Company’s own brand and as private label products for third-party retailers, through the Company’s Subsidiary CB Coconuts, which operates a manufacturing facility in Ratchaburi, Thailand.
“Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in New York, New York or Bangkok, Thailand.
“Calculation Period” means the period from January 1, 2028 to December 31, 2028 or solely if accelerated pursuant to Section 1.11, January 1, 2027 to December 31, 2027.
“Cash” means cash, cash equivalents, and marketable securities of the Company and its Subsidiary, including cash, checks, drafts, wire transfers and electronic fund transfers received but not yet cleared and net of any checks, drafts and outgoing wire transfers or electronic fund transfers written or initiated but not yet cleared and excluding Restricted Cash. Any Cash denominated in a currency other than U.S. Dollars shall be converted to U.S. Dollars at the mid-market exchange rate published by the Wall Street Journal (or, if not so published, a comparable internationally recognized source agreed upon by the parties in writing) as of the close of business on the Business Day immediately preceding the Closing Date.
“Closing Consideration” means (1) a cash amount equal to (a) $140,000,210.59, plus (b) the Closing Date Cash, plus (c) the Aggregate Option Exercise Amount, minus (d) the amount of Indebtedness of the Company and its Subsidiary outstanding as of immediately before the Closing, minus (e) Company Transaction Expenses, plus (f) the Net Working Capital Excess (if any), minus (g) the Net Working Capital Shortfall (if any), minus (h) the Escrow Amount, minus (i) the Securityholder Representative Reserve (the “Closing Cash Consideration”) and (2) an aggregate of 467,071 shares of Parent Common Stock (the “Closing Stock Consideration”), having an agreed fair market value as of the Closing equal to $34,999,789.41; provided that the Closing Stock Consideration shall be issuable solely to holders of Company Common Stock who are Eligible Recipients, and holders of Company Preferred Stock shall receive their entire portion of the Closing Consideration in cash.
“Closing Date Cash” means Cash as of 12:01 a.m. E.T. on the Closing Date; provided that Closing Date Cash shall be reduced by any and all Cash to the extent used or transferred between 12:01 a.m. E.T. on the Closing Date and the Closing outside of the ordinary course of business or to repay Indebtedness, pay Company Transaction Expenses, retire, redeem, cancel or repurchase any Company Options or shares of Company Common Stock, or pay or make dividends or other distributions to any Company Stockholders.
“Closing Net Working Capital” means (a) Current Assets minus (b) Current Liabilities.
“Closing Payroll Taxes” means the employer’s share of any employment or payroll Taxes with respect to (a) any severance payments, change of control payments, stay bonuses,
Exhibit A-2

retention bonuses, transaction bonuses, or other compensatory payments due or arising solely as a result of the transactions contemplated by this Agreement that are payable as of the Closing Date, or (b) the Vested Option Consideration payable in connection with the Closing pursuant to 1.2(d).
“Closing Per Share Consideration” means, with respect to each share of Company Capital Stock (with each share of Company Preferred Stock treated on an as-converted to Company Common Stock basis), the per-share portion of the Closing Consideration to which such share is entitled, in accordance with this Agreement and the Consideration Spreadsheet; provided that the Closing Per Share Consideration payable to holders of Company Preferred Stock shall be paid entirely in cash (and such holders shall not be entitled to receive any Closing Stock Consideration).
“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.
“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.
“Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.
“Company Data” means data that is Processed by or on behalf of the Company or its Subsidiary in connection with the Business including but not limited to Personal Data, confidential information, and any other data contained in the databases of the Company and its Subsidiary that the Company or its Subsidiary uses in the operation of the Business.
“Company Material Adverse Effect” means any change, event, development, circumstance, or effect that individually or taken together with any other change, event, development, circumstance, or effect has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition, operations, or results of operations of the Company and its Subsidiary, taken as a whole; provided that none of the following will be deemed, either alone or in combination, to constitute, and there will not be taken into account in determining whether there has been a Company Material Adverse Effect, any adverse effect arising from or attributable or relating to: (a) conditions generally affecting (i) any of the industries in which the Company or its Subsidiary operates or participates, or (ii) the U.S. or global economy or financial markets, including changes in interest rates, exchange rates, or commodity prices; (b) any natural or man-made disaster or any acts of God, including earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, epidemics, pandemics, or disease outbreaks (including COVID-19 or any mutation or variation thereof), or any acts of terrorism, sabotage, riots, demonstrations, public disorders, military action, or war (whether or not declared), cyberattacks, or any escalation or worsening thereof; (c) the taking of any action or failure to act contemplated by this Agreement or taken at the written request of Parent, with the written consent of Parent, or at the direction of Parent, or the failure to take any action that is prohibited by this Agreement or that Parent has not consented to; (d) changes in GAAP or applicable Laws, or the interpretation or enforcement thereof; (e) any matters disclosed in the Disclosure Schedule; (f) any failure to meet internal or published projections, estimates, or
Exhibit A-3

forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that this subclause (f) will not prevent a determination that any change, event, development, circumstance, or effect underlying such failure has resulted in a Company Material Adverse Effect); (g) any action taken by Parent or Merger Sub or any of their respective Affiliates; (h) changes in the market price or trading volume of the Company’s securities (provided that this subclause (h) will not prevent a determination that any change, event, development, circumstance, or effect underlying such change has resulted in a Company Material Adverse Effect); or (i) any actions taken at the written request of Parent; provided, further, that, in the case of each of the foregoing clauses (a), (b), and (d), any such change, event, development, circumstance, or effect may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such matter has had, or would reasonably be expected to have, a disproportionate impact on the Company and its Subsidiary, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiary operate.
“Company Optionholder” means a Person to whom a Company Option is granted.
“Company Options” means options to purchase shares of Company Common Stock granted by the Company pursuant to the Company Plan or otherwise.
“Company Owned IP” means any Intellectual Property Rights, including Registered IP, that are owned by the Company or its Subsidiary.
“Company Plan” means the Company’s 2018 Equity Incentive Plan, as amended.
“Company Preferred Stock” means, collectively, the Series Seed Preferred Stock, $0.01 par value per share, of the Company and the Series Seed-2 Preferred Stock, $0.01 par value per share, of the Company, each as designated in the Company’s certificate of incorporation.
“Company Stockholder” means a Person who owns one or more shares of Company Capital Stock immediately prior to the Effective Time.
“Company Transaction Expenses” means, as of immediately before the Closing, without duplication, (a) all fees, costs and expenses incurred or to be incurred or subject to reimbursement by the Company or its Subsidiary in connection with or in anticipation of the negotiation, execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, including legal, accounting, investment banking, advisory and other costs, fees and expenses, (b) obligations of the Company or its Subsidiary that remain unpaid in respect of severance arrangements, stay bonuses, incentive bonuses, change of control payments and transaction bonuses due or arising solely as a result of the transactions contemplated by this Agreement, (c) the Closing Payroll Taxes, (d) the portion of any Taxes borne by the Effective Time Holders pursuant to Section 4.5(b), if applicable, and (e) fees and expenses of the Securityholder Representative, but excluding any amount taken into account in the determination of Closing Net Working Capital. For the avoidance of doubt, (i) no Taxes (other than Closing Payroll Taxes and Taxes referenced in subpart (d) above) will be included in Company Transaction Expenses and (ii) all costs, fees and expenses (A) arising out of any compliance obligation required by the HSR, (B) relating to the premium, and any other broker
Exhibit A-4

costs or expenses of the R&W Policy, and (C) fees and expenses of the Paying Agent and the Transfer Agent will be borne solely by Parent and will not constitute Company Transaction Expenses.
“Confidentiality Agreement” means that certain confidentiality agreement, dated as of January 30, 2026, between the Company and Parent.
“Contract” means any legally binding agreement, lease, sublease, other occupancy agreement, contract, note, mortgage, indenture, instrument or other obligation or commitment, including, for the avoidance of doubt, any purchase order containing terms and conditions.
“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” will have a correlative meaning.
“Current Assets” means the current assets of the Company and its Subsidiary as of immediately before the Closing (but excluding Cash and any deferred Tax assets), as determined in accordance with the Accounting Principles. Solely for illustrative purposes, a sample working capital statement calculating the Current Assets is set forth on EXHIBIT B.
“Current Liabilities” means the current liabilities of the Company and its Subsidiary as of immediately before the Closing (or, in the case of Tax liabilities, as of the end of the Closing Date and determined in accordance with Section 4.5(c) and Section 4.5(f)), determined in accordance with the Accounting Principles (but excluding Indebtedness, Income Taxes, deferred Tax liabilities, contra liabilities related to Indebtedness (such as unamortized debt issuance costs), Closing Payroll Taxes and Company Transaction Expenses). Solely for illustrative purposes, a sample working capital statement calculating the Current Liabilities is set forth on EXHIBIT B.
“Damages” means actual, direct, out-of-pocket losses or damages that have been finally determined by a court of competent jurisdiction or agreed upon in writing by the parties, but excluding, in any case, any (a) exemplary, special or punitive damages, (b) consequential, incidental or indirect damages, (c) damages based on diminution in value, lost profits, lost revenue, or loss of business reputation or opportunity, or (d) any multiplied damages (including any multiple of earnings, revenue, profits, cash flow or any other financial metric); provided, however, that the foregoing exclusions shall not limit (i) the right of the Effective Time Holders to receive the Earnout Amount (or any portion thereof) to which they are entitled pursuant to Section 1.11, (ii) the right of any party to seek specific performance of the earnout obligations pursuant to Section 7.12, or (iii) any claim for breach of the covenants set forth in Section 1.
“DGCL” means the Delaware General Corporation Law, 8 Del. C. §§ 101 et seq.
“Disclosure Schedule” means the Disclosure Schedule that has been prepared by the Company in accordance with Section 7.7 and that has been delivered by the Company to Parent on the date of the Agreement.
“Earnout Amount” means a combination of cash and Parent Common Stock, the proportionate share of each shall be determined by Parent in its sole discretion, equal to: (i) the
Exhibit A-5

Retained Percentage of Gross Profit measured as of the Calculation Period multiplied by (ii) the Earnout Multiplier.
“Earnout Bonus Pool” has the meaning set forth in Section 1.11(i).
“Earnout Cash Consideration” means the cash component of any Earnout Amount payable pursuant to the terms of this Agreement to holders of Company Capital Stock as of immediately prior to the Effective Time.
“Earnout Multiplier” has the meaning set forth in EXHIBIT C.
“Earnout Per Share Consideration” means, with respect to each share of Company Capital Stock (with each share of Company Preferred Stock treated on an as-converted to Company Common Stock basis), the applicable portion of the Earnout Amount to which such share is entitled, in accordance with this Agreement and the Consideration Spreadsheet; provided that holders of Company Preferred Stock shall receive their Earnout Per Share Consideration entirely in cash.
“Earnout Stock Consideration” means shares of Parent Common Stock issued in connection with any Earnout Amount payable pursuant to the terms of this Agreement to holders of Company Common Stock who are Eligible Recipients.
“Effective Time Holders” means those Persons who held shares of Company Capital Stock or Company Options immediately before the Effective Time.
“Eligible Recipient” means a holder of Company Common Stock that is an Accredited Investor.
“Employee Option” means each Vested Option granted to the holder in the holder’s capacity as, or that had vesting tied to the holder’s performance of services as, an employee of the Company or its Subsidiary.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, or encumbrance.
“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) safety issues (including human and occupational safety and health), in each case as amended and as in effect on the date of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Acquiom Clearinghouse LLC.
“Escrow Agreement” means the escrow agreement, by and among Parent, the Securityholder Representative, and the Escrow Agent.
Exhibit A-6

“Escrow Amount” means $5,000,000.
“Escrow Fund” means an escrow fund established pursuant to the Escrow Agreement, comprising the Escrow Amount.
“Final Fraud Determination” means a final, non-appealable order, judgment, or decree issued by a court of competent jurisdiction (including any applicable appellate court) determining that an Effective Time Holder has committed Fraud under this Agreement, which order, judgment, or decree (a) has not been stayed, vacated, or otherwise set aside and (b) is no longer subject to further appeal, rehearing, or other review by any court.
“Fraud” with respect to a party, an actual and intentional common law fraud (with elements of scienter, intent to deceive and reasonable reliance) under Delaware law in the making of the representations and warranties set forth in Section 2 or Section 3, in each case with respect to facts and circumstances actually known by the Person making such representation or warranty at the time such representation or warranty was made. For the avoidance of doubt, “Fraud” will not include any fraud claim based on constructive knowledge, constructive fraud, negligent misrepresentation, recklessness, promissory fraud, unfulfilled predictions or expectations, or a similar theory.
“Future Payment” will mean any payment from the Escrow Fund to any Effective Time Holder, any payment of the Payment Shortfall to any Effective Time Holder, or any payment from the Securityholder Representative Reserve to any Effective Time Holder.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal and any securities exchange).
“Governmental Order” means any order, judgment, injunction, decision, award, ruling, writ, stipulation or decree issued, promulgated or entered by any Governmental Body of competent jurisdiction.
“Gross Profit” has the meaning set forth on EXHIBIT C.
“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law. “Hazardous Substance” will include any substance for which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Exhibit A-7

“Income Taxes” means any and all Taxes imposed on, measured by, determined by reference to, net income or profits or gross receipts or similar measures and including franchise Taxes and withholding Taxes if and to the extent imposed in lieu of Taxes denominated as “income” Taxes, together with any interest and any penalties, fines, additions to Tax or additional amounts imposed by any Governmental Body with respect thereto.
“Indebtedness” means regarding any Person, and without duplication, (a) all indebtedness for borrowed money or in respect of loans or advances (including the principal amount thereof and the amount of accrued and unpaid interest), (b) all liabilities in respect of “earn-out” obligations, seller notes, holdbacks and post-closing true-up obligations or other contingent payment arrangements, including obligations for the deferred or unpaid purchase price of property, assets, business, securities, goods or services (other than trade payables or accruals incurred in the ordinary course of business and included in Closing Net Working Capital) calculated as the maximum amount payable under or pursuant to such obligation, (c) long or short-term obligations evidenced by notes, bonds, surety bonds, debentures or other similar instruments or debt securities, (d) all liabilities in respect of letters of credit, bankers’ acceptances or surety, performance or similar bonds, but only to the extent that such Person has drawn and not returned such funds, (e) all principal, prepayment premiums, accrued or unpaid interest, penalties, and breakage costs payments required to be paid in connection with any of the foregoing clauses (a) through (d) as a result of the consummation of the transactions contemplated by this Agreement, (f) any obligations under leases which are classified as finance or capital leases in Company Financial Statements or required to be recorded as capital or finance leases in accordance with GAAP, (g) any obligation arising from, under, or otherwise in respect of, interest rate, currency or commodity swaps, hedges, forward contracts or other similar arrangements; (h) any obligation for declared but unpaid dividends or distributions, or any unpaid management or advisory fees under any management services or similar agreements with any Affiliate of the Company or any Effective Time Holder, (i) any obligation arising from, under, or otherwise in respect of, any unpaid or unfunded bonus, commissions, incentive or deferred compensation arrangements, severance and similar compensatory payments, including any unfunded obligations under pension or retirement plans (including, in each case, the employer portion of any employment, payroll, or other similar Taxes related thereto), (j) for any principal, accrued or unpaid interest, fees or other payment obligations with respect to any of the foregoing (including any prepayment or repayment fees or penalties, breakage costs, make whole premium, indemnities, or other similar fees or premiums); (k) all liabilities in the nature of guarantees of the obligations described in the foregoing clauses above of any other Person; (l) all Accrued Pre-Closing Income Taxes; (m) all obligations secured by an Encumbrance on any property or asset of such Person, whether or not such obligation has been assumed; and (n) all credit card payables, all capital expenditure payables relating to high pressure process fillers, in each case to the extent not included in the calculation of Company Transaction Expenses or Closing Net Working Capital. Notwithstanding the foregoing, regarding the Company, “Indebtedness” will not include (i) any amount taken into account in the determination of Company Transaction Expenses or Closing Net Working Capital, or (ii) any intercompany indebtedness or obligations between the Company and its Subsidiary to the extent reconciled and eliminated in consolidation in accordance with GAAP.
“Indemnified Party” means Parent and its Affiliates, and their respective officers, directors, employees, agents, successors and permitted assigns.
Exhibit A-8

“Intellectual Property Rights” means all rights in or arising out of registered or unregistered intellectual property in any jurisdiction, including rights in or arising out of: (a) copyrightable works and works of authorship; (b) inventions, whether or not patentable; (c) trademarks, service marks, trade names, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, reservations, and renewals in connection therewith, whether or not registered; (d) internet domain names, whether or not trademarks, web addresses, web pages, websites, and URLs; (e) rights in non-public and proprietary information, trade secrets, and know-how; (f) proprietary software, including but not limited to source code, object code, embedded software, operating systems, databases, application programs, file and utility programs, website code and content, and other documentation thereof; (g) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction worldwide; and (h) all rights to sue or make any claims for any past, present, or future infringement, misappropriation, or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages, and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including damages for past, present, or future infringement, misappropriation, or unauthorized use thereof.
“Inventory” means all inventory of the Company and its Subsidiary held for resale by the Company and its Subsidiary as of any determination date hereunder and all inventory of work in process, raw materials, finished products, shipments in transit, supplies, stores, wrapping and packaging items primarily used or primarily held for use in the business.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means the Management Joinder Agreements together with the joinder agreement executed by each applicable Effective Time Holder.
“Knowledge of the Company” or “Company’s Knowledge” means, with respect to any particular matter, the knowledge of Benjamin Minges, Tim Minges, and Chayakorn Phonsuwan after due inquiry.
“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Leased Real Property” means all leasehold and subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or its Subsidiary.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
Exhibit A-9

“LH Bank” means Land and Houses Bank Public Company Limited.
“Liability” means any Indebtedness, duty, Tax, commitment, deficiency, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, matured or unmatured, asserted or unasserted, liquidated or unliquidated, known or unknown or due or to become due, perfected, inchoate or otherwise), and including all out-of-pocket costs and expenses relating thereto (including any interest imposed with respect thereto and costs and expenses related to the defense, settlement or resolution of any related actions, suits, Legal Proceedings, Governmental Orders or investigations).
“Lookback Date” means the date that is five (5) years prior to the date hereof.
“Losses” means any and all losses, Liabilities, claims, damages, interest, awards, judgments, penalties, costs and expenses (including the reasonable and documented fees and expenses of outside counsel and consultants).
“Management Effective Time Holders” means Benjamin Minges, Chayakorn Phonsuwan, and Anne Rasmussen.
“Merger Consideration” means the Closing Consideration and any Earnout Amount actually paid to the Effective Time Holders.
“Net Working Capital Excess” means the amount by which the Closing Net Working Capital exceeds the Net Working Capital Target.
“Net Working Capital Shortfall” means the amount by which the Net Working Capital Target exceeds the Closing Net Working Capital.
“Net Working Capital Target” means $24,000,000.
“Non-Employee Option” means each Vested Option that is not an Employee Option.
“Non-Recourse Party” means, with respect to a party to this Agreement, any of such party’s former, current, and future equity holders, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current, or future equity holder, controlling person, Representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided, that, for the avoidance of doubt, no party to this Agreement, and no Person who signs a Joinder Agreement, will be considered a Non-Recourse Party.
“Option Earnout Participant” has the meaning set forth in Section 1.11(i).
“Option Earnout Payment Date” has the meaning set forth in Section 1.11(i).
“ordinary course of business,” “ordinary course,” or any similar phrase means any action taken by the Company or its Subsidiary if such action is taken in the ordinary course of the normal day to day operations of the Company or its Subsidiary, as applicable.
“Parcel 1” means Title Deed No. [***], owned by CB Coconuts.
Exhibit A-10

“Parcel 2” means Title Deed No. [***], owned by CB Coconuts.
“Parcel 3” means Title Deed No. [***], owned by [***] and leased to CB Coconuts.
“Parent Common Stock” means the shares of common stock, par value $0.01 per share, of Parent.
“Permit” means any material permit, license, franchise, certificate, accreditation approval, registration, notification or authorization from any Governmental Body, or otherwise required by any Governmental Body to be obtained, maintained or filed for the lawful conduct of the Company’s or its Subsidiary’s business as currently conducted.
“Permitted Encumbrances” means any (a) liens of landlords, carriers, warehousemen, mechanics, vendors, materialmen or other persons securing obligations arising in the ordinary course of business that are not yet due, (b) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (c) liens incurred to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations in the ordinary course of business which are not, individually or in the aggregate, material, (d) liens for Taxes not yet due and payable or being contested through appropriate proceedings and for which adequate reserves are reflected on the Company Balance Sheet, (e) easements, rights-of-way, covenants, conditions, restrictions and other similar encumbrances of record that do not materially interfere with the current use of the affected property, (f) zoning, building codes, entitlement and other land use and environmental regulations imposed by any Governmental Body that do not materially interfere with the current use of the affected property, (g) non-exclusive licenses of Intellectual Property Rights, (h) Encumbrances that will be released at or before the Closing, (i) Encumbrances arising under this Agreement, any other Related Agreement, or the R&W Policy, and (j) Encumbrances arising from actions of Parent or its Affiliates.
“Person” means any individual, entity, or Governmental Body.
“Personal Data” means any information or data that constitutes “personal information,” “personal data,” “personally identifiable information,” or any analogous term under the Privacy Requirements.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and the portion of any Straddle Period through the end of the Closing Date.
“Privacy Requirements” means any applicable Law, rule, contractual obligation, binding standards of any self-governing organization, or published policy of the Company or its Subsidiary that pertains to (a) privacy, data security or data protection, (b) the Processing of Personal Data, or (c) security breach notification.
“Pro Rata Portion” means, regarding a particular Effective Time Holder, the percentage initially calculated and set forth on the Consideration Spreadsheet by the Company and which percentage may be recalculated from time to time after the Closing by the Securityholder Representative in accordance with this Agreement (it being understood that the sum of all such percentages will in all cases equal 100%), which will equal: (a) with respect to a holder of shares
Exhibit A-11

of Company Capital Stock, the percentage determined based on the number of shares of Company Capital Stock held by such holder (with each share of Company Preferred Stock treated on an as-converted to Company Common Stock basis); and (b) with respect to a holder of Vested Options, the percentage determined based on the net value of the Vested Option Consideration payable to such holder (calculated as (1) the number of shares of Company Common Stock subject to such holder’s Vested Options, multiplied by the Closing Per Share Consideration, minus (2) the aggregate exercise price of such holder’s Vested Options), in each case divided by the sum of (x) the aggregate Closing Per Share Consideration payable in respect of all shares of Company Capital Stock (with each share of Company Preferred Stock treated on an as-converted to Company Common Stock basis) (other than Dissenting Shares) plus (y) the aggregate net Vested Option Consideration payable to all holders of Vested Options (calculated in the manner set forth in clause (b) above).
“Process,” “Processed” or “Processing” means, with respect to data, any operation or set of operations such as collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Purchase Order” means sales order, work order, statement of work, release, or other similar ordering document (whether in written or electronic form) issued by or to the Company or its Subsidiary in the ordinary course of business for the purchase, sale, or supply of goods, products, materials, equipment, or services, in each case that contain only quantity, price and delivery location terms and no other terms or conditions.
“R&W Policy” means the representations and warranties insurance policy bound by AIG Specialty Insurance Company, a corporation incorporated under the laws of the State of Illinois, pursuant to the binder of insurance agreement between Parent and the insurers(s) specified therein.
“Real Property Leases” means all leases, subleases, licenses, concessions, and other agreements (written or oral), including any amendments, extensions, renewals, guaranties, and other related agreements pursuant to which the Company or its Subsidiary holds an interest in the Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by the Company or its Subsidiary thereunder.
“Registered IP” means domain names and all other Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation, all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patents.
“Registration Rights Agreement” means the registration rights agreement between Parent and the applicable Effective Time Holders.
“Related Agreements” means (a) the Escrow Agreement, (b) the Paying Agent Agreement, (c) the Registration Rights Agreement, (d) the Joinder Agreements and the
Exhibit A-12

Management Joinder Agreements, (e) the Offer Letter, (f) the Letters of Transmittal, (g) the Option Termination Agreements, and (h) each other agreement, document or instrument referred to in or contemplated by this Agreement entered into in connection with the transactions contemplated by this Agreement.
“Related Party” means (a) each stockholder (direct or indirect) of the Company that beneficially owns more than five percent (5%) of the Company Capital Stock; (b) each individual who is, or who has at any time been, an officer or director of the Company or its Subsidiary; (c) to the extent of the Company’s Knowledge, each member of the immediate family of each of the individuals referred to in clauses (a) and (b) above; and (d) to the extent of the Company’s Knowledge, any trust or other entity (other than the Company or its Subsidiary) in which any one of the Persons referred to in clauses (a), (b), and (c) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, or equity interest.
“Representatives” means, with respect to a Person, such Person’s directors, managers, officers, employees, advisors, counsel, accountants, agents, or other representatives of such Person.
“Required Company Stockholder Vote” means the affirmative vote or written consent of the holders of (i) one hundred percent (100%) of the shares of Company Capital Stock (collectively, the “Required Stockholders”), voting together as a single class on an as-converted to Company Common Stock basis, and (ii) at least a majority of shares of each class or series of the Company’s Capital Stock, in each case in accordance with the Company’s certificate of incorporation and the DGCL.
“Restricted Cash” means any cash which is not freely usable by Parent because it is subject to restrictions, limitations or Taxes on use or distribution by law, Contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction; provided that, the portion of such cash that is treated as “Restricted Cash” shall be limited to the Taxes or other costs associated with any such dividend or repatriation to the Company. “Restricted Cash” shall not include (i) any cash that is restricted solely due to the terms of this Agreement or the transactions contemplated hereby, (ii) any cash that becomes unrestricted within 60 days of the Closing without material cost or penalty to the Company or its Subsidiary, or (iii) any minimum cash balances required under ordinary course banking arrangements that are not subject to a formal contractual restriction.
“Retained Percentage” means thirty percent (30%).
“Sanctioned Jurisdiction” means a country, territory or geographical region which is itself the subject or target of any Sanctions.
“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by any Governmental Body with jurisdiction over the Company or its Subsidiary (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Governmental Body.
Exhibit A-13

“Sanctions Laws” means all Laws and requirements of any jurisdiction, including the U.S., applicable to the Company or its Subsidiary or their Affiliates concerning or relating to Sanctions, terrorism or money laundering, including, without limitation, (a) Executive Order No. 13224 of September 23, 2001 entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (b) the USA PATRIOT Act of 2001; (c) the U.S. International Emergency Economic Powers Act; (d) the U.S. Trading with the Enemy Act; (e) the U.S. United Nations Participation Act; (f) the U.S. Syria Accountability and Lebanese Sovereignty Act; (g) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; (h) the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012; and (i) any similar Laws and requirements enacted, administered or enforced by the U.S., the United Nations Security Council, the European Union, or His Majesty’s Treasury.
“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (c) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the following OFAC lists, as maintained and amended from time-to-time: the list of Specially Designated Nationals and Blocked Persons, the list of Foreign Sanctions Evaders, or the Sectoral Sanctions Identification List; (d) located, organized or resident in a Sanctioned Jurisdiction that is, or whose government is, the subject or target of Sanctions; (e) which otherwise is, by public designation of the United Nations Security Council, the European Union, or His Majesty’s Treasury, the subject or target of any Sanctions; (f) with which any party to this Agreement is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws; or (g) owned or controlled by any such Person or Persons described in the foregoing clauses (a) through (f) above.
“Securities Act” means U.S. Securities Act of 1933, as amended.
“Securityholder Representative Reserve” means $100,000.
“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.
“Subsidiary” when used with respect to any party hereto, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party.
“Tax” or “Taxes” means all U.S. federal, state or local and all foreign taxes of any kind, including income, gross receipts, windfall profits, ad valorem, transfer, value added, severance, real property gains, production, sales, use, customs, duty, license, lease, service, service use, estimated, excise, franchise, registration, profits, payroll, employment, unemployment, withholding, environmental, stamp, occupation, premium, property (real or personal), or similar taxes, fees, assessments or charges in the nature of a tax, including any obligation to indemnify or otherwise pay, assume or succeed to the tax Liabilities of any other Person as a transferee or
Exhibit A-14

successor, by contract or otherwise by operation of Law, together with any interest, additions or penalties with respect thereto and any interest with respect to such additions or penalties.
“Tax Returns” means any return, statement, report, claim for refund, information return, tax filing or form, or other document relating to Taxes (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), including any amendments.
“Transaction Deductions” means the sum of (a) any and all payments in respect of Vested Options that are cancelled pursuant to Section 1.2(d) made at or about the Closing as contemplated by this Agreement, plus (b) any and all deductions of the Company or its Subsidiary resulting from the exercise of any Company Options before the Closing Date in connection with the transactions contemplated by this Agreement, plus (c) any and all payments in respect of Company Capital Stock as contemplated by this Agreement that results in a deduction to the Company or its Subsidiary pursuant to Section 421(b) of the Code, plus (d) all deductible payments, if any, made at or in connection with the Closing in respect of restricted Company Capital Stock contemplated by this Agreement, plus (e) any and all deductible payments of Company Transaction Expenses and Indebtedness of the Company or its Subsidiary as contemplated by this Agreement. For purposes of this Agreement, the parties agree that seventy percent (70%) of success-based fees paid by the Company or its Subsidiary will be deductible under Rev. Proc. 2011-29 and that, in the case of such fees that are Company Transaction Expenses, the deductible amount will be a Transaction Deduction.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

Exhibit A-15